As filed with the Securities and Exchange Commission on August 31, 2004
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              -------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                        MOBILE REACH INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

                              -------------------

           Delaware                           4812               20-01221007
(State or other jurisdiction of (Primary Standard Industrial    (IRS Employer
incorporation or organization)   Classification Code Number  Identification No.)

   Mobile Reach International, Inc.            Alan Christopher Johnson
    8000 Regency Parkway, Suite 660         8000 Regency Parkway, Suite 660
      Cary, North Carolina 27511              Cary, North Carolina 27511
            (919) 469-6997                          (919) 469-6997
  (Address, including zip code, and        (Name, address, including zip code,
telephone number, including area code,     and telephone  number, including area
     of registrant's principal                code, of agent for service)
         executive offices)

                              -------------------

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                Larry E. Robbins
                        Wyrick Robbins Yates & Ponton LLP
                        4101 Lake Boone Trail, Suite 300
                             Raleigh, North Carolina
                                 (919) 781-4000

                               -------------------

      Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement until such time that all of the shares of common stock hereunder have been sold.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                    Proposed Maximum        Proposed Maximum
                               Amount to be        Offering Price Per           Aggregate              Amount of
                              Registered (1)           Share (2)           Offering Price (2)      Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common stock, par value
$.0001 per share
                               3,267,390                 $0.06               $  163,369.50             $ 20.70
                                 202,208(3)              $0.32               $   64,706.56             $  8.20
                                 732,129(4)              $0.32               $  234,281.28             $ 29.68
                               5,660,157(5)              $0.16               $  905,625.12             $114.74
                               1,464,260(6)              $0.32               $  468,563.20             $ 59.37
Total                         11,326,144                                     $1,869,219.50             $232.69

----------
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of common stock as may be issuable upon conversion of convertible debentures and exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions. We have also registered for resale our good faith estimate of the number of shares that we may be required to issue either (i) in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by certain of the selling stockholders or (ii) in the event that the filing of this registration statement or the effective date of this registration is later than certain dates specified in our agreement with certain selling shareholders or if the effectiveness of this registration statement is suspended after effectiveness for periods in excess of those specified in that agreement.

(2) Offering price per share of common stock is based on the average of the high and low price of the common stock on August 24, 2004 pursuant to Rule 457(c). Offering price per share of common stock issuable upon exercise of warrants or debentures is based on the exercise price therefore on the date hereof pursuant to Rule 457(g).

(3) Represents 150% of the 134,805 shares of our common stock that are issuable to certain security holders upon exercise of warrants issued in exchange for cancellation of certain debt, which include our good faith estimate of the number of shares of common stock, if any, issuable to these selling security holders as a result of adjustments contemplated by certain provisions of their warrants.

(4) Represents 150% of the 488,086 shares of our common stock that are issuable to selling security holders upon exercise of the warrants issued as placement warrants in connection with our $525,000 of 5% Convertible Debenture financing on March 15, 2004, which include our good faith estimate of the number of shares of common stock, if any, issuable to these selling security holders as a result of adjustments contemplated by certain provisions of their warrants.

(5) Represents 150% of the 3,773,438 shares that are issuable are to certain selling security holders upon conversion of the 5% Convertible Debentures dated March 15, 2004, which include our good faith estimate of the number of shares of common stock, if any, issuable to these selling security holders as liquidated damages or as a result of adjustments contemplated by certain provisions of the respective Securities Purchase Agreement or related Registration Rights Agreement entered into in connection with the purchase of those debentures.

(6) Represents 150% of the 976,173 shares that are issuable to selling security holders upon exercise of the warrants issued to the purchasers of our 5% Convertible Debenture dated March 15, 2004, which include our good faith estimate of the number of shares of common stock, if any, issuable to these selling security holders as liquidated damages or a s a result of adjustments contemplated by certain provisions of the respective Securities Purchase Agreement or related Registration Rights Agreement entered into in connection with the purchase of those debentures.

                                ---------------

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                  Subject to completion, dated August 31, 2004

                                   PROSPECTUS

                      [MOBILE REACH INTERNATIONAL LOGO](TM)

                        11,326,144 Shares of Common Stock

                                ---------------

      This prospectus relates to the sale of up to 11,326,144 shares of our common stock by certain persons who are stockholders of Mobile Reach. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol "MBRI." The last reported sale price of our common stock on the OTC Bulletin Board was $0.07 per share on August 26, 2004.

      We will not receive any proceeds from sale of shares from the selling stockholders.

      Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

                                ---------------

      Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 4.

      Neither the SEC nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                 The date of this prospectus is __________, 2004

                                 ---------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY........................................................   1

RISK FACTORS..............................................................   4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......................   10

USE OF PROCEEDS...........................................................   11

DIVIDEND POLICY...........................................................   11

DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS......   12

MANAGEMENT'S..............................................................   16

BUSINESS..................................................................   22

MANAGEMENT................................................................   28

EXECUTIVE COMPENSATION....................................................   30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   34

SELLING STOCKHOLDERS......................................................   35

DESCRIPTION OF SECURITIES.................................................   39

PLAN OF DISTRIBUTION......................................................   40

EXPERTS...................................................................   41

LEGAL MATTERS.............................................................   41

WHERE YOU CAN FIND ADDITIONAL INFORMATION.................................   41

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................   F-1

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                               PROSPECTUS SUMMARY

      This is only a summary and does not contain all of the information that may be important to you. You should carefully read the entire prospectus, especially "Risk Factors" and our financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock.

Mobile Reach International, Inc.

      We sell software products and services to clients who desire to increase the efficiency by which their employees access, utilize and exchange data using mobile networks. Our solutions are not dependent upon any single product or system. Currently, most mobile network hardware falls into one of two categories. Some networks serve mobile devices that are always on and are always connected to the network. Other networks serve mobile devices that are connected to the network only when users desire to access or input information. We believe most companies could be best served by having networks that serve both mobile users whose devices are always on and other devices that are occasionally connected computers (OCC). Over time, we expect equipment manufacturers and infrastructure providers to begin to introduce networks and systems that serve both types of users on various networks.

Our Objective

      We believe there are several key sectors in which middleware software for mobile business processes are projected to grow exponentially. Consequently, we have already identified, researched and tested these industry-specific applications. We believe this will assist us to achieve our long-term vision of becoming a mobile delivery platform capable of being used across multiple products and systems. We intend to try to protect specific mobility processes of our software by filing process and delivery patents to maintain our market position. To date we do not hold any patents on our intellectual property.

      We have developed extensive trade secret processes and intellectual property. We intend to continue to develop new products and to improve existing products, such as our upcoming application compatibility and intelligent tools-sets features. We believe developing new technologies and combining technologies with our unique customizable approach to providing mobility solutions will be key features in competing in the emerging mobile middleware sector. Over the past two years, we have not spent a significant amount of money on intellectual property development. Rather, all monies spent have been for minimal equipment and employing a development team. Most all technological improvements in our technologies are of customization to the end user. Therefore those costs are directly billed to the end user and not recognized as research and development.

About Us

      We were incorporated in the State of Delaware in July 2003. At the time of incorporation, were a wholly-owned subsidiary of Asphalt Paving International, Inc., or API, a company incorporated in the State of Florida in January 1998. API's shares were publicly traded, but API conducted no active business. Immediately following our incorporation, API merged into us and the shareholders of API owned all of our capital stock. We were the surviving corporation in the merger. In connection with the merger, the state of incorporation of the corporate entity owned by API's shareholders was changed to Delaware and our shares became publicly traded on the Over-the-Counter Bulletin Board.

      Immediately after the merger with API, we acquired all the shares of Mobile Reach Technologies, Inc., a North Carolina corporation, in a share exchange. As a result of the share exchange, Mobile Reach Technology, Inc., or MRT, became our wholly owned subsidiary. We conduct all of our business through MRT. We and MRT are also hereafter collectively referred to as Mobile Reach or the Registrant.

      Our principal office is located at 8000 Regency Parkway, Suite 660, Cary, North Carolina 27511.

                                  THE OFFERING

Common stock offered by the selling
  stockholders                          11,326,144 shares

Common stock outstanding                35,133,501 shares

Use of proceeds                         The shares of common stock offered by
                                        this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.


Dividend policy                         We anticipate that any earnings will be
                                        retained for development and expansion
                                        of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.
                                        See "Dividend Policy."

OTC Bulletin Board symbol               MBRI

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase our shares. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks Associated with Our Business and Our Industry

We have a limited operating history and are not yet profitable.

      We are a relatively new company that is not yet profitable. We expect to continue to have substantial expenses before we earn significant income in excess of our expenses. The establishment of any new business involves problems, expenses, difficulties, complications and delays. It is not possible for anyone, including us, to predict with certainty what all of these expenses, complications and delays will be. We cannot guarantee to you that we will be able to overcome these obstacles, and we cannot guarantee to you that we will ever be profitable.

We have a history of operating losses and we expect these losses to continue for the foreseeable future.

      Since inception, we have incurred significant operating losses. We incurred operating losses of $622,152 and $536,859 for the years ended July 31, 2003 and December 31, 2002, respectively. As of April 30, 2004, we had an accumulated deficit of $2,043,788. We expect to continue to incur net losses for the foreseeable future as we continue to further develop and further the commercialization of or products and services. We have been funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

      In our financial statements filed with herewith, our independent auditors Scharf Pera & Co., PLLC, expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholder's deficit. You should consider our auditor's comments when determining if an investment in us is suitable.

We depend upon a limited number of customers.

      We anticipate that a significant portion of our revenues in 2004 will be derived from orders from a limited number of customers. In particular, we are highly dependent on our relationship with Duke University Medical Center. The timing of receipt, fulfillment and deployment of orders from Duke University Medical Center and other significant customers is likely to cause significant fluctuations in our operating results, especially on a quarterly basis. Further, if we were to lose any of these customers there would be a significant impact on our financial status.

We are dependent on certain key personnel, including our Chief Technology Officer, Mark Lloyd.

      We are highly dependent on certain key individuals, including Mark Lloyd, our Chief Technology Officer, for management and operation. Our operations would suffer significantly if some or all of these individuals were to terminate their relationship with us for any reason. Retaining these relationships will become even more important as we grow. We cannot assure you that we would be able to replace a key individual who terminated his or her relationship with us. It would cost us more to replace a key individual than it costs us to retain these relationships. There is strong competition for recruitment of new technical personnel, in particular, and if we are unable to attract qualified personnel, we will be unable to grow or sustain our business. We currently do not have any key-man life insurance on any of our employees.

We are dependent on proprietary intellectual property, and our measures to protect such property may be insufficient.

      We rely on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products, such as Splitware/Harmony. We have not registered our copyrights or trademarks and instead we are relying on common law to protect our rights. We cannot assure you that these protections are adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not assert infringement claims against us in the future.

The wireless communications industry is highly competitive and we may be unable to compete effectively.

      The industry of providing mobile solutions for information technology systems is highly competitive. Many companies compete nationwide to provide mobile solutions to businesses and entities using information technology systems and communications networks. If a competitor offers products and services that are equal to or superior to our products and services, or offers products and services at lower prices than we do, it may be difficult or impossible for us to sell our products and services in sufficient volumes to sustain operations. We cannot assure you that market demand will continue to grow, and increases in capacity by us and our competitors may lead to greater competition in the market, which competition would adversely affect our ability to sells our products and services in sufficient volume to sustain operations.

Our market is changing rapidly and we may not be able to move fast enough to accommodate the market's changes.

      The market for information technology systems and communications networks is changing rapidly as new technologies are introduced and old ones are abandoned. While we will try to make changes in our products and services to keep up with the changing market, we cannot assure you that rapid changes in products and services will not make our products and services obsolete, such that we will be unable to compete in the market.

Demand for our products may fail to materialize as expected.

      The market for the products and services we offer is relatively new and there is little hard data to validate market demand or predict how this demand will be segmented. There could be much lower demand than believed, or interest in our products and services could decline or die out, which would adversely affect our ability to sustain operations.

Failure to adapt to technological change and to achieve broad adoption and acceptance of our new products and services could adversely affect our earnings.

      If we fail to keep pace with technological change in our industry, such failure would have an adverse effect on our revenue and earnings. We operate in a highly competitive industry characterized by evolving technologies and industry standards, changes in customer requirements and frequent new product introductions and enhancements. Our ability to compete effectively and our growth prospects depend upon many factors, including the success of our existing software products and services to address the changing needs of our customers, the timely introduction and success of future software products and services and releases and the ability of our products to perform well with existing and future technologies. We cannot be certain that our new products or future enhancements to existing products will meet customer performance needs or expectations. If they do not meet customer needs or expectations, for whatever reason, our revenue, gross margin and operating results would be adversely affected.

We rely on third-party suppliers, and supply-chain failures could harm our business.

      Our products and services use and rely on components (products or technology, including software) obtained from a number of suppliers. If the components from any of these suppliers do not work properly, or are not delivered on time, or if the supplier of a component decides for any reason that it does not wish to continue to license our components to us or our customers, we could be prevented from providing our products and services and making sufficient revenue to sustain operations.

We may be subject to product liability or breach of contract claims if our wireless solutions do not work as promised.

      The mobile solutions we provide for information technology systems are designed to facilitate information flows over such systems. If our mobile solutions fail to work as anticipated, customers may bring claims against us, despite limitations on such claims in our contracts and agreements with customers. Defending against such claims can be costly and time consuming, and could have a material adverse effect on our operations, even if we are found not to have been at fault. We have liability insurance and anticipates that we will continue such coverage if it is available at a reasonable cost. Future increases in insurance premiums may prevent us from maintaining adequate insurance coverage. A large damage award against us could exceed our insurance coverage and adversely affect our financial condition.

Increasing government regulation could affect our business.

      We are subject not only to regulations applicable to businesses generally but also to laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, state, Federal and foreign governments may adopt laws and regulations applicable to our business. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance. If such a decline occurs, companies may decide in the future not to use our products and services. Any new laws or regulations in the following areas could affect our business:

      o     user privacy;
      o     the pricing and taxation of goods and services offered over the
            Internet:
      o     the content of websites;
      o     copyrights;
      o consumer protection, including the potential application of "do not call" registry requirements on our customers and consumer backlash in general to direct marketing efforts of our customers;
      o the online distribution of specific material or content over the Internet; and
      o the characteristics and quality of products and services offered over the Internet.

Risks Related to Owning Our Common Stock

Our stock price could be volatile, and your investment could suffer a decline in value.

      The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

o     trading volume of our shares;
o number of securities analysts, market makers and brokers following our shares;
o changes in, or failure to achieve, financial estimates by securities analysts;
o     new products or services introduced or announced by us or our competitors;
o     announcements of technological innovations by us or our competitors;
o     actual or anticipated variations in quarterly operating results;
o     conditions or trends in the biotechnology and pharmaceutical industries;
o announcements by us of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;
o     additions or departures of key personnel; and
o     sales of our common stock.

      In addition, the stock market has recently experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources from our business. Further, our shares are currently traded on the NASD Over-the-Counter Bulletin Board and are considered a "penny stock." Price fluctuations in such shares are particularly volatile and subject to manipulation by market makers, short sellers and option traders.

Unless an active trading market develops for our common stock, you may not be able to sell your shares.

      Although we are a reporting company and our common stock is listed on the Over-the-Counter Bulletin Board, there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market will negatively affect the price of our securities, and you may be unable to sell your shares or such sales may lower the market price, and therefore your investment could be a complete or partial loss.

Our founders, officers and directors beneficially own approximately 23% of our stock on a fully diluted basis; their interests could conflict with yours; significant sales of stock held by any or all of them could have a negative effect on our stock price; stockholders may be unable to exercise control.

      As of April 30, 2004, our founders, officers and directors beneficially owned approximately 23% of our common stock on a fully diluted basis. In addition, our employees own additional shares and rights to acquire shares. As a result, the founders, officers and directors will have significant ability to:
(1) elect or defeat the election of our directors; (2) amend or prevent amendment of our articles of incorporation or bylaws; (3) effect or prevent a merger, sale of assets or other corporate transaction; and control the outcome of any other matter submitted to the stockholders for vote.

      As a result of this ownership and position, our founders, officers and directors are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by any or all of our founders, officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Stock ownership by our founders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Future sales of our common stock may depress our stock price and dilute your interest.

      The market price of our common stock could decline as a result of sales of substantial amounts of common stock by current stockholders, especially by our officers and directors, in the public market, or the perception that these sales could occur. We may want to issue additional shares of our common stock in future financings and may grant stock options to our employees, officers, directors and consultants under our stock award plan, subsequent to its approval by our stockholders. These factors could make it more difficult for us to raise funds through future offerings of our common stock. If a trading market for such shares of common stock were to develop, sales of substantial amounts of such shares or the availability of substantial amounts of such shares for sale could adversely affect prevailing stock market prices. In addition, we could issue series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could depress the value of our common stock and could reduce or eliminate the amounts that would otherwise have been available to pay dividends on our common stock or to make distributions on liquidation.

      There are 35,133,501 shares of our common stock outstanding. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act of 1933. These shares may be sold in the future without registration under the Securities Act of 1933 to the extent permitted by Rule 144 or other exemptions under the Securities Act of 1933.

We might need to raise capital, which might not be available.

     We will not receive any of the proceeds from the sale of shares by the selling stockholders in this offering. Accordingly, the proceeds from this offering will not be available to us to finance our operations, capital expenditures or investment activities. We might need to raise funds to meet these or other needs, and we might not be able to obtain such financing on favorable terms, if at all. Our independent accountants have included a "going concern" exception in their audit reports on our 2003 financial statements. The going concern exception may make it more difficult for us to raise funds than if we did not have a "going concern" exception. If we need capital and cannot raise it on acceptable terms, we might not be able to:

      o     develop enhancements and additional features for our products;
      o     develop new products and services;
      o     hire, train and retain employees;
      o     enhance our infrastructure;
      o     respond to competitive pressures or unanticipated requirements; or
      o     continue to fund our operations.

If any of the foregoing consequences occur, our stock price might fall and you might lose some or all of your investment.

Shares eligible for public sale may adversely affect the price of our stock.

      As of April 30, 2004, we had 35,133,501 shares of our common stock issued and outstanding. We are registering up to 8,058,754 shares of our common stock, which could be issued upon the conversion of the Convertible Debenture, payment of interest as well as upon exercise of the Warrants being issued in connection with these debentures. Under certain conditions, we can require a mandatory conversion of the outstanding Convertible Debentures. We are also registering 3,267,390 shares of common stock currently held by certain selling stockholders. See "Description of the Agreements with the Convertible Debenture Holders."

      Sales of substantial amounts of our common stock in the public market, whether by purchasers in this offering or stockholders holding shares of our registered common stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.

The "penny stock" rules could make selling our common stock more difficult.

      Our common stock is considered a "penny stock," which generally is a stock trading under $5.00 and not registered on national securities exchanges or quoted on the national NASDAQ market. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. This often has the result of reducing trading in such stocks and making it more difficult for investors to sell their shares. Prior to a transaction in a penny stock, a broker-dealer is required to:

      o deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

      o provide the customer with current bid and offer quotations for the penny stock;

      o explain the compensation of the broker-dealer and its salesperson in the transaction;

      o provide monthly account statements showing the market value of each penny stock held in the customer's account; and

      o make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors may find it more difficult to sell their shares.

We may not qualify for continued listing on the NASD Over-the-Counter Bulletin Board; any market for the shares that does develop may become illiquid.

      If we are unable to satisfy the requirements for quotation on the NASD Over-the-Counter Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the shares. In addition, the price of the shares, after the offering, can vary due to general economic conditions and forecasts, our general business condition, the release of our financial reports, and because our principals may sell shares they owned before the offering into any market that develops.

If you require dividend income, you should not rely on an investment in Mobile Reach.

      We do not anticipate paying cash dividends in the foreseeable future. Our ability to pay dividends is dependent upon our ability to operate profitably. We may never become profitable. Even if we do become profitable, we expect that any earnings will be retained for development and expansion of our business.

We have relied on the private placement exemption to raise substantial amounts of capital and could suffer substantial losses if that exemption was determined not to have been properly relied upon.

      We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains certain financial information and statements regarding our operations and financial projections of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and none of such information and statements should be relied upon, either in whole or in part, in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

      The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                     DESCRIPTION OF THE AGREEMENTS WITH THE
                          CONVERTIBLE DEBENTURE HOLDERS

      We are registering the shares offered hereby in order to satisfy our obligations to the holders of our Convertible Debentures.

      Pursuant to a Securities Purchase Agreement, dated as of February 27, 2004, between us and each of the holders of the Convertible Debentures, those holders advanced to us on March 15, 2004 an aggregate of $525,000, repayment of which is represented by our Convertible Debentures. The Convertible Debentures are convertible into shares of our common stock at a conversion rate equal to $0.16 per share. The conversion right was first effective on or after the earlier of the (i) sixty-fifth (65th) day following the issue date or (ii) effective date of the Registration Statement; as the first of those dates has passed, the Convertible Debentures are now convertible at any time, subject to certain limitations described below. The conversion price is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Interest at 5% per annum is due on the earlier to occur of the conversion of such debenture or the maturity date. On conversion or at maturity, we have the option to pay accrued interest in cash or shares of our common stock valued at the conversion price in effect at that time. The option to pay interest in shares of our common stock, however, is subject to the following conditions: the Registration Statement covering the resale of such shares must be in effect at the time of issuance and the issuance of such shares of common stock to the holder of a debenture cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of our common stock. This limitation is further discussed below in this section.

      In connection with the issuance of the Convertible Debentures, we issued Warrants to purchase 976,173 shares of our common stock. The Warrants were first exercisable on or after the earlier of the (i) sixty-fifth (65th) day following their issue date or (ii) effective date of the Registration Statement; as the earlier of those dates has passed, the Warrants are now exercisable, subject to certain limitations described below. The Warrant are exercisable at a per share exercise price equal to $0.32. This exercise price is also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Warrants expire approximately two years after issuance. The Warrants provide that in lieu of paying the exercise price, the holder is entitled, at its option, to elect to make a "cashless exercise". If the holder elects this option, it will receive, instead of the full number of shares then being exercised under the Warrant, a lesser number of shares, but we will not receive any cash proceeds from that exercise.

      The number of shares which the holder will receive if it elects a "cashless exercise" is based on a formula which takes into account the average closing sale price of our stock for the five trading days immediately before the Warrant exercise. That price is multiplied by the full number of shares then being exercised. The result is reduced by the total exercise price for those shares which the holder would have paid if it had not elected a cashless exercise. The number of shares actually issued for the cashless exercise is equal to the balance amount divided by that closing price.

      The terms of the Convertible Debentures and Warrants specify that the beneficial owner can convert such debenture or exercise such warrant by giving notice to us. Each conversion or warrant exercise is subject to the following limitations: The conversion or exercise right was first available on the earlier of 65 days after the debenture or warrant was originally issued or the effective date of the registration statement of which this Prospectus is a part; as that date has passed, the conversion and exercise rights are now exercisable, subject to the following condition. Additionally, the holder may not convert the Convertible Debentures or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our then outstanding stock (after taking into account the shares of our common stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant. Similarly, we cannot require the holder to convert the Convertible Debentures at maturity or on an earlier mandatory conversion date or issue shares in payment of interest on the debenture where that limit would be exceeded.

      Pursuant to the Securities Purchase Agreement, the purchasers of the Convertible Debentures and Warrants are entitled to certain protections in the event that we enter into any offer or sale of our common stock (or securities convertible into common stock) with any third party on any date which is earlier than 90 days after the effective date of this Prospectus (plus the number of days, if any, during which the registration statement is suspended in the interim). The additional shares, if any, which might be issued to a holder on account of any of the adjustments referred to in the preceding paragraphs are covered by the registration statement and this prospectus.

      Under the Registration Rights Agreement we entered into with the lenders at the same as the Securities Purchase Agreement, we might be required to pay liquidated damages to the holders if we are unable to comply with certain filing requirements for the registration statement or if the effectiveness of the registration statement is suspended for more than two (2) permitted periods, which together may not aggregate more than fifty (50) days, in any consecutive 12-month period. Each permitted period should neither be more than thirty-five
(35) days nor begin less than ten (10) business days after the last day of a previous permitted period. Under certain circumstances, the liquidated damages may be paid in the form of shares of our Common Stock based on the conversion price. The additional shares, if any, which might be issued to a holder on account of the liquidated damages referred to in this paragraph are covered by the registration statement and this prospectus. Additional obligations regarding our registration obligations are described below in this section.

      As contemplated by the Securities Purchase Agreement and a Registration Rights Agreement executed and delivered at the same time, we are registering 150% of the number of shares issuable on conversion of the full aggregate principal amount of the Convertible Debentures plus interest thereon accrued through the maturity date thereof and 150% of the number of shares of common stock issuable upon exercise of the Warrants issued in connection with such Convertible Debentures. Such shares include our good faith estimate of the number of shares of common stock that we may be required to issue (i) in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by certain of the selling stockholders or (ii) in the event that the filing of this registration statement or the effective date of this registration is later than certain dates specified in our agreement with certain selling shareholders or if the effectiveness of this registration statement is suspended after effectiveness for periods in excess of those specified in that agreement.

      We are also obligated to keep the Registration Statement of which this Prospectus forms a part effective until the earliest of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Securities Act of 1933, or the date on which such holders no longer own any of those shares. If at any time the number of shares of common stock to which the holders of our Convertible Debentures and Warrants are entitled exceeds 80% of the number of shares of common stock actually included or registered under the Registration Statement, then we are required to amend the Registration Statement or file a new registration statement for additional shares of our common stock in an amount equal to (i) the number of shares theretofore issued on conversion of the Convertible Debentures (including any shares issued in respect of accrued interest) and the exercise of the Warrants plus (ii) 150% of the number of shares issuable (y) on conversion of the full aggregate principal amount of the then unconverted Convertible Debentures, plus interest thereon accrued through the maturity date thereof and (z) upon exercise of the then unexercised Warrants.

      We are also registering 453,125 shares of common stock and a number of shares equal to 150% of the 622,891 shares of common stock issuable upon exercise of certain other warrants held by certain other selling stockholders. These shares and warrants were also issued on March 15, 2004. The warrants held by these selling shareholders have terms similar to those of the Warrants held by the holders of the Convertible Debentures, with respect to when they are first exercisable, the limitation on exercise if as result the holder would own more than 4.99% of the then outstanding shares, cashless exercise rights, and adjustments for certain events. The additional shares, if any, which might be issued to any of these warrant holders on account of any of such adjustments are covered by the registration statement and this prospectus.

      Reference is made to the forms of Convertible Debentures, the Warrants, the Securities Purchase Agreement and the Registration Rights Agreement that are filed as exhibits to the Registration Statement for more complete description of the complex provisions that are summarized under this caption.

                           Price Range of Common Stock

      Our common stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "MBRI". Although trading in our common stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic.

      There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our common stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

      The following table shows the quarterly high and low bid prices and high and low ask prices for our common stock over the last two fiscal years, as reported on the OTC Bulletin Board. The closing price of our common stock on August 26, 2004 was $0.07 per share.

                                                         High           Low
                                                         ----           ---

      Fiscal year ended July 31, 2003
      First quarter                                      $0.45         $0.17
      Second quarter                                     $0.40         $0.11
      Third quarter                                      $0.25         $0.13
      Fourth quarter                                     $1.01         $0.48

      Fiscal year ending July 31, 2004
      First quarter                                      $0.90         $0.13
      Second quarter                                     $0.65         $0.20
      Third quarter                                      $0.40         $0.20
      Fourth quarter                                     $0.30         $0.08

      Fiscal year ended July 31, 2005
      First quarter to date                              $0.09         $0.05

      As of April 30, 2004, there were approximately 160 holders of record of our common stock. We believe that a significant number of shares of our common stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Background

      We sell our software products and services to clients who desire to increase the efficiency by which their employees access, utilize and exchange data using mobile networks. Our solutions are not dependent upon any single product or system. Currently, most mobile network hardware falls into one of two categories. Some networks serve mobile devices that are always on and are always connected to the network. Other networks serve mobile devices that are connected to the network only when users desire to access or input information. We believe most companies could be best served by having networks that serve both mobile users whose devices are always on and other devices that are occasionally connected computers (OCC).

      Over time, we expect equipment manufacturers will begin introducing networks that serve both types of users on the same network. We anticipate the market will move toward standardized networks. By being ahead of this trend, we believe our platform and adaptable online-offline connection features will result in increased sales and greater market penetration.

      We sell our mobile infrastructure applications primarily to enterprises, original equipment manufacturers, application developers and resellers both directly and through our partner network. We derive revenue from:

      o     Software license fees and royalties;

      o     Support and maintenance fees;

      o Professional services, including non-recurring development fees that we generate when we adapt products to customers' specifications and consulting/mobility strategy services; and

      o Related mobile equipment, devices and related carrier pass through incentives or commissions

      Our future results of operations will be highly dependent upon the success of our software products and services, specifically our Mobile Infrastructure Platform as well our accompanying Wizard Tools, and Mobile Strategy Implementations. We expect the license fees, services and royalties generated by these products and services to continue to constitute the majority of our revenue. We see key signs in certain sectors maturing at a greater rate than expected, thus we intend to capitalize on these sectors and deliver best of breed mobility solutions. By executing against this verifiable traction, we expect to garner the competitive advantage within the specific sector.

      We sell our products directly to end-users and also markets and sell many of our products through multiple indirect channels, primarily distributors and resellers. For the seven-month period ending July 31, 2003, we had no customer that accounted for greater than 10% of revenues.

      We intend to pursue strategic acquisitions of, or strategic investments in, companies with complementary products, technologies or distribution networks in order to broaden our mobility offerings. We currently have no commitments or agreements regarding any material transaction of this kind; however, we may acquire businesses, products or technologies in the future. As a result, we may require additional financing in the future and, if we were required to obtain additional financing in the future, sources of capital may not be available on terms favorable to us, if at all.

      We compete with:

      o mobile data management companies, such as iAnywhere (a division of Sybase), Infowave;

      o application mobilization companies, including Everypath, iAnywhere, Extended Systems;

      o mobile enterprise solutions companies, including Aether Systems, Dexterra, and Telispark; and

      o     Service Consulting and Implementation, such as Lawson and Selectica.

      As the markets for mobile information management products grow, we expects competition from existing competitors to intensify. Additionally, if existing or new competitors were to merge or form strategic alliances, our market share may be reduced or pressure may be put on us to reduce prices resulting in reduced revenue and margins.

      We have put forth certain initiatives in the sector to commercialize our mobility product offering. Great strides are being noted by resellers, partners and customers as we have gained both customers and traction in the marketplace. Additionally, we are committed to investing in our mobility processes and best practices so that the strategic goal of becoming the "go-to mobility leader" is executed as the management team has put forth.

CRITICAL ACCOUNTING POLICIES

      In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, we make estimates, assumptions and judgments that can have a material impact on our net revenue, operating income and net income (loss), as well as on the value of certain assets on our consolidated balance sheet. Actual results may differ from these estimates. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our consolidated financial statements, so we consider these to be our critical accounting policies. The policies described below are not intended to be a comprehensive list of all our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. Our audited consolidated financial statements and notes thereto contain our significant accounting policies and other disclosures required by generally accepted accounting principles. The accounting policies that we consider critical to an understanding of the consolidated financial statements are highlighted below.

Revenue Recognition

      To recognize revenues we apply the provisions of Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION (SOP 97-2), as amended by SOP 98-9, and generally recognize revenue when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collection of the resulting receivable is reasonably assured.

      At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed or determinable, based on the payment terms associated with the transaction. If a significant portion of a fee is due after the shorter of our normal payment terms or 90 days, we account for the fee as not being fixed or determinable. In these cases, we recognize revenue as the fees become due and payable. If we had assessed the fixed or determinable criterion differently, the timing and amount of our revenue recognition may have differed materially from that reported.

      At the time of the transaction we also assess whether or not collection is reasonably assured based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. If we determine that collection of a fee is not reasonably assured, we defer recognition of the fee as revenue, and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. If we assessed collectibility differently, the timing and amount of our revenue recognition may have differed materially from that reported.

      We recognize revenue for support and maintenance services over the contract term, which is usually 12 months, and we generally, recognize revenue from training services as these services are performed. Revenues from software licensing is generally recognized as payments become due at the times monies are received; for professional services that involve significant implementation, customization, or modification that is essential to the functionality of systems, we generally recognize the service revenue over the period of the engagement, using the percentage-of-completion method. In cases where our professional services involve customizations for which the amount of customization effort cannot be reasonably estimated, where significant uncertainty about the project completion exists, or where an arrangement provides for customer acceptance, we defer the contract revenue under the completed contract method of accounting until the uncertainty is sufficiently resolved or the contract is complete. If we were to make different judgments or utilize different estimates of the total amount of work we expect to be required to complete an engagement, the timing of our revenue recognition from period to period, as well as the related margins, might differ materially from that previously reported.

Principles of Consolidation

      Our consolidated financial statements include the accounts of Mobile Reach Technologies, Inc. and its subsidiary company Mobile Reach Technologies, GmbH, (German Company) after elimination of inter-company accounts and transactions.

Cash and cash equivalents

      We consider all highly liquid investments having an original maturity of three months or less to be cash equivalents. Amounts invested may exceed federally insured limits at any given time.

Property and equipment

      Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years.

Income taxes

      Deferred income taxes are provided for temporary differences between the basis of our assets and liabilities for financial reporting and income tax purposes. We have not filed income tax returns for 2002 and 2001. As of December 31, 2002 and 2001, we had a deferred tax asset of approximately $940,000 and $730,000, respectively, resulting primarily from net operating loss carryforwards. As of December 31, 2002, we had a net operating loss carryforward of approximately $2,700,000, which begins to expire in 2020, dependent on the filing of 2002 and 2001 income tax returns. The deferred tax asset has been fully offset by a valuation allowance due to the uncertainty of realizing any future taxable income.

      The Tax Reform act of 1986 contains provisions which limit the ability to utilize net operating loss, capital loss, and various tax credit carryforwards in the case of certain events including significant changes in ownership interest. If our tax carryforwards are limited, and we have taxable income which exceeds the permissible yearly net operating loss carryforward, we would incur a federal income tax liability even though these loss carryforwards would be available in future years.

Fair value of financial instruments

      Our financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, credit facilities and long-term debt. The carrying amounts of these financial instruments approximate fair value due to their short maturities and variable rates of interest. The carrying amounts of long-term debt approximate their fair values based on current rates available for similar types of instruments. We do not have any outstanding financial derivative instruments.

Accounting for stock-based compensation

      Employee stock awards under our compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. We provide the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS 123. SFAS 123 allows and we have elected to continue to only disclose the effects on net income or loss of the fair value of the options.

RESULTS OF OPERATIONS

Three Months Ended January 31, 2004 Compared To Three Months Ended October 31, 2003.

      Gross income for the three months ended January 31, 2004 was $310,092 as compared to $52,111 for the three months ended October 31, 2003, an increase of approximately $258,000 (500%). We believe this increase is directly attributed to both our product offerings beginning to gain traction in specific verticals surrounding asset management, as well as our expanded offerings from the acquisition of Waves Consulting Group (now Mobile Reach Solutions). The trend indicates that our revenues will increase over the short and long term because of both these factors in addition to newly opened markets and verticals we have not had a presence in.

      Cost of good sold for the three months ended January 31, 2004 were $474,497 as compared to $98,837 for the three months ended October 31, 2003, an increase of approximately $376,000 (380%). This dramatic increase was due in part to the cost associated of ramping up sales and development staff to gain market penetration in key accounts and partnerships.

      General and Administrative expenses for the for the three months ended January 31, 2004 were $533,989 as compared to $649,601 for the three months ended October 31, 2003, a decrease of approximately $115,000 (18%). Of this, expense, approximately 178,000 (33%) was attributable to sales and marketing.

      Total operating expenses for the three months ended January 31, 2004 was $712,174 as compared to $758,500 for the three months ended October 31, 2003 a decrease of approximately $46,000 (6%).

      As a result of the foregoing, we sustained a net loss of $639,330 for the three months ending January 31, 2004 as compared to a net loss of $805,226, for the three months ending October 31, 2003 for a decrease of our losses of approximately $166,000 (21%).

Results of Operation For the Seven Months Ended July 31, 2003 Compared To The Year Ended December 31, 2002

      Total revenue for the seven-month period ended July 31, 2003 was $94,312 compared to $776,622 reported for the year ended December 31, 2002. Total net loss for the seven-month period was $1.9 million, or $.08 per diluted common share. In the execution of our operating plan, during the first seven months of 2003, we focused on the merger with API, as well as adding key the management in order to execute and delivery on the business plan.

      The cost of sales associated with the delivery of our solutions is expected to be proportioned as the repeatable model is implemented with future customers. As a result, we recognized an above average cost associated for the seven months ending July 31, 2003.

      Our sales and marketing expenses consist primarily of compensation and related costs for ramping up efforts around product marketing, associated personnel, travel and entertainment and other related costs. We expect sales and marketing expenses to decrease as a percentage of sales as we continue to leverage our reseller relationships and strategic clients to further our sales and marketing initiatives.

      SG&A for the seven months ending July 31, 2003 consisted primarily of compensation and related costs associated with the merger. We expect our general and administrative expenses to decrease as a percentage of our annual revenues primarily due to traction our products are receiving in the marketplace.

Liquidity and Capital Resources

      As of January 31, 2004, we had current assets and liabilities of $629,722. Our independent auditors, who audited our financial statements for the period ended July 31, 2003, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholders' deficit. In addition, we must deal with the litigation and claims described under the heading "Legal Proceedings" on page 32 of this prospectus. In response to these issues, we have raised $1,761,000 in additional funds since July 31, 2003. Management believes it is imperative that we raise additional funds, to fund our operations and sales and marketing efforts, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended.

      Our failure to raise capital would likely to have a material adverse effect on our business and might cause our stockholders to lose their entire investment. There can be no assurance we will be successful in our capital raising efforts. In addition, the terms required by new investors if we are successful may harm the interests of existing investors, including by causing substantial dilution and by downward pressure on the market price of our common stock resulting from re-sales of securities by new investors.

      Since July 31, 2003, operations have been financed principally through sales of common stock, the exercise of warrants and options to purchase common stock, the issuance of convertible notes payable and notes payable. Net proceeds from financing activities amounted to approximately $180,000 for the three months ended October 31 2003 and $1,581,0000 for fiscal 2004. As of April 30, 2004 we have outstanding convertible notes payable totaling $525,000.

      On February 7, 2004 we entered into Stock Purchase Agreement where we issued $525,000 worth of debentures convertible into common stock at $0.16 per share. We also issued 3,281,250 warrants to the debenture holders at a strike price of $0.32 per share, subject to cashless exercise rights. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

      We need to raise at least $500,000 on an immediate basis in order to keep current essential suppliers and vendors and to maintain our operations as presently conducted. While we are actively seeking to raise additional capital, we have no commitments for any such financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms. Management is presently investigating potential financing transactions that it believes can provide additional cash for operations and lead to profitability in both the short and long-term. Management also intends to attempt to raise funds through private sales of common stock and borrowings. The inability to obtain such financing will have a material adverse effect on our business, our operations and future business prospects. It is also anticipated that any successful financing will have a significant dilutive effect on existing stockholders.

Going Concern Consideration

      Our financial statements filed with herewith reflect substantial losses. Scharf Pera & Co., PLLC, our independent auditors, has expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholder's deficit. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our auditor's comments when determining if an investment in us is suitable.

      We have been able to continue based upon our receipt of funds from the issuance of equity securities and borrowings, and by acquiring assets or paying expenses by issuing stock. Our continued existence is dependent upon our continued ability to raise funds through the issuance of our securities or borrowings, and our ability to acquire assets or satisfy liabilities by the issuance of stock. Management's plans in this regard are to obtain other debt and equity financing until profitable operation and positive cash flow are achieved and maintained. See "RISK FACTORS."

Effects of Foreign Currency Exchange Rates

      We derive a portion of our net revenue from international sales, principally through our international subsidiary and through a limited number of resellers. Sales made by our international subsidiary are generally denominated in each country's respective currency. Fluctuations in exchange rates could cause our results to fluctuate when we translate revenue and expenses denominated in other currencies into U.S. dollars. Fluctuations in exchange rates also may make our products more expensive to resellers or customers who purchase our products in U.S. dollars.

                                    BUSINESS

History

      We were incorporated in the State of Delaware in July 2003. At the time of incorporation, we were a wholly-owned subsidiary of Asphalt Paving International, Inc., or API, a publicly traded company incorporated in the State of Florida in January 1998. Immediately following our incorporation, we merged into API and a result of the merger, our shares became publicly traded on the OTCBB, trading under the symbol MBRI on August 6, 2003. Immediately after the merger with API, we acquired all the shares of Mobile Reach Technologies, Inc., or MRT, a North Carolina corporation, in a share exchange with all the shareholders of MRT. As a result of the share exchange, MRT became our wholly-owned subsidiary. MRT continues to conduct the business conducted prior to the share exchange. MRT has developed and sold mobile technology and services for information systems and communications networks. In late 2000, MRT acquired Mobile Reach Technologies, GmbH ("MRT-GERMANY"), which is located in Germany, to market our products and services to the European market. We continue to conduct business through MRT and MRT-Germany.

      On December 17, 2003 we entered into an Agreement and Plan of Merger with Waves Consulting Group. The agreement was completed on January 2, 2004. Waves Consulting Group now operates as our wholly owned subsidiary under the new name Mobile Reach Solutions (MRS). MRS business model is targeted toward the Small to Medium Business Marketplace (SMB) offering services and solutions focused around IT infrastructure with mobile components.

      We conduct all our business through our subsidiaries, Mobile Reach Technologies, Inc. (MRT) and Mobile Reach Solutions (MRS) which was formally known as Waves Consulting Group.

Overview

      We sell software products and services to clients who desire to increase the efficiency by which their employees access, utilize and exchange data using mobile networks. Our solutions are not dependent upon any single product or system. Currently, most mobile network hardware falls into one of two categories. Some networks serve mobile devices that are always on and are always connected to the network. Other networks serve mobile devices that are connected to the network only when users desire to access or input information. We believe most companies could be best served by having networks that serve both mobile users whose devices are always on and other devices that are occasionally connected computers (OCC). Over time, we expect equipment manufacturers will begin introducing networks that serve both types of users on the same network. We anticipate the market will move toward standardized networks. By being ahead of this trend, we believe our platform and adaptable online-offline connection features will result in increased sales.

      We commenced selling products and services in the middle of 2000 as a mobile solution provider. Our products and services were based on one of the leading enterprise platforms, called Remedy. Since that time, we have established offices in the United States and Germany. Today, we have expanded our goals beyond Remedy-based enterprise platforms. Our expanded business model is to deliver the products and services as a complete solution to customers who want to deploy enterprise-wide solutions to their businesses in a mobile environment.

Customer Needs and Solutions

      Although many industries can benefit from efficient mobile networks, we intend to initially focus our efforts within the industries we believe are likely to reap the highest returns on investment by deploying efficient mobile solutions. We believe these industries include: pharmaceutical and healthcare, transportation and logistics, financial services and K-12 education.

      What problems do we help our customers solve? Most customers have invested substantial amounts in enterprise application software, from providers such as Seibel, SAP, Oracle and Remedy. Enterprise applications software usually resides on servers that are designed to allow access to a network only from desktop computers, not from hand held mobile units of employees, vendors and partners. Simply put, we assist customers to expand access to existing and future enterprise applications software from desktops to mobile devices, utilizing our processes and software technologies.

      We believe our software tools allow us to efficiently solve many of the mobility problems of our clients and constitute one of our primary competitive advantages. We also believe that customers are no longer willing to just buy "cool" technology. Today, customers will invest in technology only if they believe the investment will help them solve critical business processes. Consequently, our strategy combines our mobile technologies with consulting services that assist customers to identify their business problems, develop solutions and then deploy mobile solutions that are integral parts of their everyday business process. By focusing our products and services solely around mobility, we seek to position to become a mobile solutions leader.

Services

      A key component of our business strategy is to provide professional services based on industry recognized best practices that enable our customers to understand mobility solutions, define solutions that achieve specific goals that will work for their business, and then successfully develop and implement solutions. We plan to meet these objectives by providing the following services:

      Mobile Strategy Assessment. Our Mobile Strategy Assessment assists customers in developing mobile strategies that fit their business needs. The Mobile Strategy Assessment services provide customers with an impartial evaluation of how successfully their current mobile strategy will support their business needs as well as how to implement and support the strategy. We believe this service offering is valuable to our customers, because many aspects of mobile technologies are in the formative stage. Consequently, many customers may not understand the impact of one decision verses another.

      Business Process Analysis and Improvement. The analysis portion of our service documents the current business processes of customers and shows how different mobile strategies will impact their business processes. Additionally, the process improvement component of our services identifies how their current way of doing business should change, as well as how they can improve their operations by implementing mobile strategies. This service provides our customers with several benefits, including a foundation for the development of a Return on Investment (ROI) analysis that is required by many businesses before management will approve funds to move forward. Another benefit of this service is to prepare the customer's workforce and management for the changes the mobile strategy will bring and thereby improve its success and acceptance.

      Application Systems Development and Integration. This service addresses three major success factors of any mobile strategy: (1) providing an application system to support the strategy; (2) providing an application system that works efficiently; and (3) providing an application system that is compatible with the customer's existing computer network. By utilizing, a structured approach to application systems development and integration based on clearly understood business processes, we provide our customers with solutions that meet these success factors.

Software Products

We offer the following software products:

      HealthReach(TM) is a mobile application software designed to present medical caregivers with the information necessary to deliver excellent care in each of many patient encounters. Caregivers make decisions every hour about the diagnosis, treatment and on-going therapy for patients. At each decision point, the quality and timeliness of the information about that patient influences the quality of patient care decisions, the success of treatment and the efficiency of physicians and other caregivers. The HealthReach Suite has been deployed to enhance the timeliness and quality of information available to caregivers at the point of care and thus to improve patient care. Currently, Duke University Health System is running HealthReach in several areas, including emergency and cardiac care.

      Harmony m-ARS Suite provides significant productivity increases to customer organizations via a suite of mobile applications tied to back-office systems of Remedy-based enterprise platforms. Existing ARS (Action Request System) based business processes are quickly mobilized via the "plug & play" applications listed below. The Harmony m-ARS Suite has three modules that can be customized to the customer's business needs, HelpReach, AssetReach and ServicePulse.

      HelpReach is a wireless extension of Remedy Corporation's Help Desk Product. HelpReach enables information technology support staff to bring the power of Remedy's Action Request System directly to the point of customer service.

      AssetReach extends the power of Remedy's Asset Management System by tying together the Remedy product, bar code scanning and networking within the same mobile device.

      ServicePulse is a powerful application in the Harmony m-ARS Suite that provides wireless real-time results tracking, giving managers the ability to monitor and react to services indicators while they are away from their desk or their computer. The Harmony m-ARS Suite was formerly named Splitware. The new product naming is part of our strategy to expand our mobile offering and platform.

Competitive Factors

      Our core mobile software platform competes in the Mobile Middleware Marketplace. Middleware includes software that enables back office systems and mobile devices to communicate with one another. We believe the following factors will be essential to our successfully competing in this market:

Market Vision

      We believe there are several key sectors in which Mobile Middleware is projected to grow exponentially. Consequently, we have already identified, researched and tested these industry-specific applications. We believe this will assist us to achieve our long-term vision of becoming a mobile delivery platform capable of being used across multiple products and systems. We intend to try to protect specific mobility processes of our software by filing process and delivery patents to maintain our market position. To date we do not hold any patents on our intellectual property.

      We have developed extensive trade secret processes and intellectual property. We intend to continue to develop new products and to improve existing products, such as our upcoming application compatibility and intelligent tools-sets features. We believe developing new technologies and combining technologies with our unique customizable approach to providing mobility solutions will be key features in competing in the emerging mobile middleware sector. Over the past two years, we have not not spent a significant amount of money on developing the actual Intellectual Property, all monies spent have been for minimal equipment and burden associated with employing a development team. Most all technological improvements in our technologies are of customization to the end user. Therefore those costs are directly billed to the end user and not recognized as research and development.

Strategic Relationships

      We have identified and secured numerous relationships with channel, solution and technology companies. We believe these relationships will enable
(i) our branded software products to power the products of other companies; (ii) our product and services to be a part of turn-key solutions; and (iii) our technology to be ahead of the curve with regard to enterprise-grade mobility products.

Focus

      Our core technology initially targeted one of the leading enterprise platforms, called Remedy. In the future, we will leverage our experience with Remedy to work with several other industry platforms, such as Oracle, Siebel, SAP and PeopleSoft. By leveraging proven tool-sets from these larger enterprise vendors, we believe we will be able to roll-out specific, much needed mobile solutions to vertical specific enterprises. We believe customers are ready to accept a scaleable mobile solution that harnesses the power of existing back office systems for which our potential customers have already spent millions of dollars.

Business Strategy

      Customers seek solutions that can be used with multiple products and systems to better meet their growing needs. There can be no assurance, however, that the larger Enterprise Resource Planning (ERP) and Custom Relationship Management (CRM) companies will allow or support this much needed change. Proprietary based technologies often try to hide, elude or disassociate themselves from standardization.

      We intend to become one of the first mobility solutions companies with a software platform that works with multiple products and systems. One example of this collaborative approach is Siebel's Systems - Universal Application Network
(UAN). Siebel has opened its architecture platform to encourage vertical integration by other companies. We believe open architecture will provide Siebel with competitive advantages in the mobile market. We intend to seek a strategic partnership with Siebel to develop applications within Siebel's Universal Application Network for devices, such as Java phones, as well as other specialty devices that will emerge in the marketplace, both on an enterprise and consumer levels.

      Our strategy is based on the following general assumptions about the mobile industry:

      o Other e-business enterprise software vendors will adopt the same principals Siebel has adopted.
      o Wireless networks will advance at the rates projected by industry analysts.
      o Large customers will be inclined to select a platform that works with multiple products and systems, as research indicates from Gartner, Aberdeen and ITC.
      o We will be able to gain sales by heavily marketing to specific niche markets, such as Healthcare.

Sales

      Our mission is to a significant provider of products and services that enable mobile workers to enter and access to information when they need it. To accomplish this mission, we intend to listen to prospects, customers, applications software companies, hardware companies, and value added resellers to identify their key needs, develop products and services to address their needs and then communicate the value proposition our products and services offer.

      We will primarily focus our sales efforts on industries that have a high number of mobile workers that need to enter and access information to function effectively. We believe the following industries will benefit most from our products and services and they can receive a return on investment in a short amount of time: Pharmaceutical and Healthcare, Transportation and Logistics, Financial Services, Utility and Energy, Sales Force Automation (SFA) and field services.

      We are transitioning from a pure product sales structure to a sales structure based on a complete offering of mobile products, solutions and services. The core components of the structure will include the following:

      o Business Development. Our business development organization will prospect, identify, qualify, and possibly close certain opportunities.
      o Account Managers. Each territory-based account manager will primarily focus on new customers in the manager's regions.
      o Strategic Account Managers. Each strategic account manager will proactively manage 10-15 specific strategic accounts.
      o Channel Managers. Channel managers will be responsible for improving our channel relationships and driving leads and revenue through our channel partners.

Intellectual Property

      We are preparing two provisional patent applications for submittal, encompassing the bulk of our core technology processes. These applications have not yet been filed. We expects to file these applications soon and to file additional applications as we continue to develop proprietary technologies and processes behind them. There can be no assurance any patents will be granted as a result of our applications, or if granted that they will provide us with significant competitive advantages.

      We have not registered any trademarks used with our products nor any of our copyrights. We rely on our common law rights to our trademarks and on the laws relating to trade secrets and proprietary know-how for protection of our copyrights. Our practice is to require each of our key employees, consultants and advisors to execute a confidentiality agreement. These agreements generally provide that the individuals must keep confidential and not disclose to other parties any confidential information developed or learned by the individuals during the course of their relationship with us except in limited circumstances. These agreements also generally provide that we own all copyrights and inventions conceived or developed by the individuals in the course of rendering services to us.

Research and Development

      Over the past two years, we have not spent a significant amount of money on research and development. Rather, all monies spent have been for minimal equipment and employing a development team. Most all technological improvements in our technologies are of customization to the end user. Therefore those costs are directly billed to the end user and not recognized as research and development. However, future operations could be affected if we fail to timely enhance existing products or introduce new products to meet customer demands.

Our Employees

      We have 27 total employees. Of these, seven are in technology development, six are mobility strategy consultants, six are in sales and marketing and eight are management and administrative.

      We anticipate that we will need to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of our business.

      We owe our employees approximately $114,000 of accrued salary.

Description of Property

      We own no real property. Our corporate headquarters is currently located at Regency Park, located specifically at 8000 Regency Parkway Suite 430, Cary, NC 25711. This property is occupied under a five-year lease that commenced on November 1, 2003. Additionally, we have a fleet of five vehicles that are used as service vehicles.

Legal Proceedings

      We are involved in various legal proceedings and claims incident to the normal conduct of our business, none of which we believe, individually or in the aggregate, are likely to have a material adverse effect on our financial position or results of operations.

      On August 27, 2003, Aquent Partners, Inc. filed a complaint against us seeking damages for payment of $115,412.75 pursuant to a promissory note entered into by MRT; a judgment was awarded by the courts to Aquent for this complaint on April 7, 2004. We have not yet satisfied the judgment.

      Two former employees have filed complaints against us seeking damages for services and expenses preformed for one of our subsidiaries. We are vigorously defending and negotiating this action.

      A former board member and current shareholder of the company entered into a consulting agreement on January 3, 2003 and February 13, 2003 with the company to provide consulting services under a one (1) year term. As of July 1, 2004, the company and consultant are in default and are in negotiations to settle the dispute through the AAA (American Arbitration Association) for $375,000.00. Additionally, the consultant has certain registration rights that are apart of this registration statement that are in default based on a registration rights agreement entered into on May 23, 2003 between company and shareholder.

                                   MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, and their ages and positions, as of August 6, 2004.

--------------------------------------------------------------------------------
Name                        Age     Position
----                        ---     --------
Michael Le                  49      Chairman of the Board of Directors
Alan Christopher Johnson    35      Interim Chief Executive Officer and Director
Mark Lloyd                  39      Chief Technical Officer, Vice President of
                                    Business Development, Secretary and Director
Brian R. Balbirnie          32      Chief Operating Officer

      Michael Le is a Director and our Chairman of the Board and has held these positions since our inception. Michael has more than 30 years of IT experience and has successfully started, grown and exited from technology companies. Michael worked with IBM for over 10 years as a senior consultant leading a variety of projects from Artificial Intelligence utilizing Object Oriented technology to sales force automation utilizing SAP. Mr. Le was a founder and CEO of LKSP Technologies, Inc. a ERP consulting firm which had partnerships with Fortune 500 companies such as IBM, SAP, Goodyear, Panasonic, Tenneco, PWC, Phillip Morris. In July 2000, he co-founded our subsidiary, Mobile Reach Technologies, Inc. and served as Chief Executive Officer during its first 6 months of existence. During this time, Michael put together the management team and set up an office in Germany. Michael continues to serve as Chairman of the Board of MRI but is no longer active in the day-to-day operations.

      Alan Christopher Johnson has been a member of our board of directors since inception, and became our interim Chief Executive Officer in August 2004. Mr. Johnson is currently Head Trader for Index Trading for CMT London, a firm he joined in March 1999 to set up trading operations on the LIFFE. Mr. Johnson has an extensive financial banking career that involves several international derivative trading firms. Prior to joining CMT, in 1996 he co-founded S & J Derivatives Trading GmbH, a market making firm in Germany that traded on the Deutshe Terminborse. Mr. Johnson established trading operations for major international banks in Japan and Germany. He has extensive risk management and trading skills in equity options, future options, fixed income options, market making, structuring derivative products and volatility trading. Previously, Mr. Johnson worked for BNP Securities in Tokyo Japan and was in charge of re-structuring the Nikkei Index trading operation.

      Mark Lloyd is a Director and our Vice President, Secretary, Chief Technical Officer and Vice President of Business Development since our inception. Mr. Lloyd founded Mobile Reach Technologies in 2000 as a mobile middleware company. He is responsible for understanding key mobility technology trends across mobile devices and wireless networks, and how these technologies can be effectively applied to deliver high-value solutions for Mobile Reach's clients. Mark works both internally with staff members to set technical direction, as well as directly with clients to identify areas where mobile and wireless technologies can provide true business benefit to them. Mr. Lloyd has several years of mobility experience including wireless device and network experience with Ericsson, Nortel & AT&T Bell Laboratories in a wide array of technologies including PDAs, SmartPhone, WAP Browsers, GSM digital cellular phones, dual-mode cellular phones and SS7 switching systems. In addition, Mr. Lloyd has a deep background in Software Processes and Object-Oriented development. In 1992, he founded a company which developed and commercialized a specialized CASE tool that enabled true Software Engineering via automated support of domain separation, graphical modeling & source code generation.

      Brian R. Balbirnie has been our Chief Operating Officer since December 2003 and is responsible for our day to day operations. His duties include directing corporate compliance, investor relations as well as overseeing different business units of ours. Prior to Chief Operating Officer, Mr. Balbirnie was the Vice President of Operations for Mobile Reach. Before joining us, Mr. Balbirnie was a vice president and managing director with Ivue Corporation and during his tenure, Mr. Balbirnie was involved in the design and beta of one of the industries first Internet Broadcast player-less technologies. Preceding Ivue, Mr. Balbirnie spent two years consulting with several telecommunications companies in the Tampa Bay area, including GCS Telecom and Target Television, assisting in operations and M&A to build strong stockholder values and exit strategies. Mr. Balbirnie attended St. Petersburg College majoring in Business Administration and Marketing.

Board of Directors; Election of Officers

      All of our directors hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. Our officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

Board Compensation and Committees

      Currently we do not have a policy in place to compensate our directors for board related activities until our financial condition improves. We do not have any Audit Committee. No member of our board of directors has the level of experience required to be considered a financial expert for the purpose of Securities and Exchange Commission rules related to Audit Committees. Currently, Over-the-Counter Bulletin Board companies, such as ours, are not required to have an Audit Committee or an "financial expert." Nevertheless, we are in the process of identifying people to add to our board of directors and will be seeking candidates for an Audit Committee.

      We do not currently have a nominating committee. Nominations for election to the board of directors may be made by the board of directors, or by any stockholder entitled to vote for the election of directors. Special meetings may be held from time to time to consider matters for which approval of the board of directors is desirable or is required by law.

Code of Ethics

We do not currently have a Code of Ethics, but intend to evaluate provisions for a code of ethics in the future.

                             EXECUTIVE COMPENSATION

      The following table sets forth summary information relating to compensation paid for services rendered for our fiscal year ended July 31, 2003, with respect to the compensation paid and bonuses granted to our Chief Executive Officer as well as each of our other three most highly compensated executive officers whose aggregate compensation during the last fiscal year was greater than $100,000. For purposes of this prospectus, we will refer to the executive officers named in the table below as the named executive officers.

                           Summary Compensation Table

                                            Annual Compensation (1)           Long-Term Compensation
                                            -----------------------           ----------------------
                                                                            Restricted       Securities
                                       Fiscal     Salary ($)                   Stock         Underlying             Other
Name and Principal Position            Year (2)      (3)         Bonus       Awards(1)         Options          Compensation
---------------------------            --------   ----------     -----       ---------         -------          ------------
Michael J. Hewitt                       2003       $200,000       --       $1,886,277              --               --
  President & Chief Executive Officer   2002             --       --               --              --               --
                                        2001             --       --               --              --               --

Mark J. Lloyd                           2003       $120,000       --               --       1,088,792               --
  Chief Technical Officer               2002        120,000       --               --              --               --
                                        2001        118,850       --               --              --               --

Major Lackey                            2003       $160,000       --               --              --               --
  Vice President of Sales               2002             --       --               --              --               --
                                        2001             --       --               --              --               --

Brian Balbirnie                         2003       $120,000       --               --              --               --
  Chief Operating Officer               2002             --       --               --              --               --
                                        2001             --       --               --              --               --

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The fiscal years for 2001 and 2002 were twelve-month periods ended December
31. Fiscal year 2003 was a seven-month period ended July 31, 2003.

(3) The salary for the seven-month fiscal year 2003, represents the annualized salary that would have been paid during a 12-month year.

Employment and Severance Agreements

      Michael J. Hewitt was our Chief Executive Officer, President and Treasurer until August 2004. On August 2, 2004 the Board of Directors along with Mr. Hewitt reaches a mutual agreed upon resignation and separation of Mr. Hewitt employment with Mobile Reach. We are still finalizing the conditions for the resignation and separation with Mr. Hewitt. Mr. Hewitt will remain in a consulting role with the company going forward for an undefined period of time.

      Mark J. Lloyd, our Vice President and Secretary, receives a base salary of $120,000 per year. Upon our raising over $2 million in financing, Mr. Lloyd will receive a cash bonus equal to $93,600 and his base salary will increase to $175,000 per year. Mr. Lloyd will also receive a bonus equal to twelve and one-half percent (12.5%) of the net sales we receive on certain of our contracts. In the event of termination of Mr. Lloyd's employment for any reason,

Mr. Lloyd is eligible for a severance payment of $93,600 in lieu of the cash bonus referenced above, plus three months of his then-current salary. Mr. Lloyd is eligible for options under our Equity Compensation Plan at the discretion of the board of directors.

      Major Lackey was our Vice President of Sales until April 2004. Mr. Lackey was eligible for options under our Equity Compensation Plan at the discretion of the board of directors.

      Brian Balbirnie, our Vice President of Operations, receives a base salary of $120,000 per year. On December 23, 2003, Mr. Balbirnie was promoted to Chief Operating Officer and received an increase in annual compensation to $160,000. Mr. Balbirnie is eligible for options under our Equity Compensation Plan at the discretion of the board of directors. As part of management's aggressive cost cutting measures, Mr. Balbirnie voluntarily agreed in March 2004 to decrease in his annual salary from $160,000 to $120,000, a 25% decrease on a non-accrual basis.

Option Grants in Last Fiscal Year

      The following table summarizes all option grants during the fiscal year ended July 31, 2003 to the Named Executive Officers:

                                                                                          Potential Realizable
                                         % of Total                                         Value at Assumed
                          Number of        Options                                        Annual Rates of Stock
                           Shares        Granted to       Exercise                       Price Appreciation for
                         Underlying     Employees in      Or Base                            Option Term (2)
                           Options       Fiscal Year     Price Per      Expiration           ---------------
Name                       Granted        2003 (1)         Share           Date             5%            10%
----                       -------        --------         -----           ----             --            ---
Michael J. Hewitt                --           --               --                               --             --
Mark J. Lloyd             1,088,792          44%            $.018        03/15/2013       $123,251       $312,374
Major Lackey                     --           --               --                               --             --
Brian Balbirnie                  --           --               --                               --             --

----------
(1) Stock options were originally granted by our subsidiary, MRT, as nonqualified options or under MRT's 2000 Stock Award Plan as incentive stock options at an exercise price equal to the fair market value of MRT's common stock on the date of grant. We assumed the options under our 2003 Equity Compensation Plan pursuant to the share exchange transaction with MRT during which MRT became our wholly owned subsidiary. Option shares and exercise prices have been adjusted using the exchange ratio in the share exchange transaction and to account for a subsequent stock dividend we declared.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of our common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      The following table sets forth information with respect to options to purchase our common stock granted to the Named Officers, including (i) the number of shares of common stock purchased upon exercise of options in the fiscal year ended July 31, 2003; (ii) the net value realized upon such exercise;

(iii) the number of unexercised options outstanding at July 31, 2003; and (iv) the value of such unexercised options at July 31, 2003.

                                                                                              Value of
                                                      Number of Unexercised                 Unexercised
                                                            Options                        In-the-Money
                      Shares                                 As of                            Options
                   Acquired on        Value              July 31, 2003                  At July 31, 2003 (1)(2)
         Name      Exercise (#)   Realized ($)    Exercisable     Unexercisable     Exercisable      Unexercisable
         ----      ------------   ------------    -----------     -------------     -----------      -------------
Michael J. Hewitt      --             --                --                --                --                 --
Mark J. Lloyd          --             --           257,076           831,716           $77,123           $249,515
Major Lackey           --             --                --                --                --                 --
Brian Balbirnie        --             --                --                --                --                 --

----------
(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options. The Named Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our common stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at July 31, 2003, the fiscal year-end ($0.48 per share as quoted on the Over-the-Counter Bulletin Board), multiplied by the number of shares underlying the option.

Employee Benefit and Stock Plans

      The following table sets forth, as of July 31, 2003, the number of shares of common stock authorized to be issued, the weighted average exercise price of such shares and the number of shares remaining available for future issuance, aggregated as follows: (i) All compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders and (iii) total of (i) and (ii).

                      Equity Compensation Plan Information

                                                                        (a)                  (b)                 (c)
                                                              ----------------------  ----------------  --------------------
                                                                                                        Number of securities
                                                                                                         remaining available
                                                                Number of securities      Weighted-      for issuance under
                                                                 to be issued upon    average price of   equity compensation
                                                                    exercise of          outstanding      plans (excluding
                                                                outstanding options,  options, warrant  securities reflected
Plan Category                                                    warrant and rights      and rights        in column (a))
                                                              ----------------------  ----------------  --------------------

Equity compensation plans approved by security holders                3,912,030               $0.18              8,869,119

Equity compensation plans not approved by security holders              854,442               $0.06                      0

Total                                                                 4,766,472               $0.16              8,869,119

2003 Equity Compensation Plan

      We adopted our 2003 Equity Compensation Plan on July 29, 2003. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "non-statutory stock options", and restricted stock. The total number of shares of common stock reserved for issuance under the plan is 11,662,540, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. As of April 30, 2004, 5,602,500 shares have been issued under the plan, and options to purchase 6,060,040 shares of common stock are outstanding under the plan.

      The plan is administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefore and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee. Grants may be made to employees (including officers), directors, and certain of our consultants and advisors.

      The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for non-statutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of non-statutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2004 for the following:

      o each person or entity known to own beneficially more than 5% of the outstanding common stock;
      o     each director;
      o each of the executive officers named in the Summary Compensation table; and
      o     all directors and executive officers as a group.

Applicable percentage ownership is based on 35,133,501 shares of common stock outstanding as of April 30, 2004, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 30, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                     Shares         Percentage
                                                                  Beneficially     Beneficially
Five Percent Stockholders, Directors and Executive Officers           Owned           Owned
-----------------------------------------------------------           -----           -----

Mark J. Lloyd (1)                                                   2,474,825         6.95%
Michael J. Hewitt (1)                                               2,474,298         6.94%
Michael Le                                                          2,209,636         6.29%
Dave Revord (2)                                                     1,914,026         5.45%
Paige E. Bendixsen (3)                                              1,700,000         4.78%
Alan Christopher Johnson                                            1,319,410         3.76%
Brian R. Balbirnie (3)                                                400,000         1.13%

----------
(1) For each reporting person, includes 500,000 shares of common stock obtainable upon the exercise of stock options.
(2) Consists entirely of shares of common stock obtainable upon the exercise of stock options.
(3) Includes 400,000 shares of common stock obtainable upon the exercise of stock options.

Certain Relationships and Related Transactions

One of our directors, Alan Christopher Johnson, entered into a Secured Bridge Note dated May 31, 2004 for $100,000. As of the date of this filing, the Bridge Note has reached maturity and remains outstanding. The Bridge Note was secured, pledged, and guaranteed, from our then current accounts receivable along with personal guarantees from certain of our officers, which can be further guaranteed under the Uniform Commercial Code or comparable law of any jurisdiction, with the prior written consent of both Company and certain of the Company's investors if default should occur.

In a prior related transaction, David C. Prange and Jeffrey C. Beehler, associates to Mr. Johnson, entered into the same Secured Bridge Note on May 21, 2004 for $100,000, due July 21, 2004. As of the date of this filing, the Bridge Note has reached maturity and remains outstanding. The Bridge Note was secured, pledged, and guaranteed, from our then current accounts receivable along with personal guarantees from certain of our officers, which can be further guaranteed under the Uniform Commercial Code or comparable law of any jurisdiction, with the prior written consent of both Company and certain of the Company's investors if default should occur.

                              SELLING STOCKHOLDERS

      The following table sets forth the shares beneficially owned, as of April 30, 2004, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

      Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. This includes shares which a person or entity has the right to acquire in the next 60 days. However, certain of the selling stockholders are subject to certain limitations on the conversion of their convertible debentures, if any, or the exercise of their warrants, if any. The most significant of these limitations is that such selling security holder may not convert its debenture or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unexercised debentures or warrants) to exceed 4.99% of the outstanding shares of common stock. Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of common stock for some listed selling stockholders may include shares that are not subject to purchase during the 60-day period.

--------------------------------------------------------------------------------------------------------------------
                                                                                   Number of Shares Beneficially
                                                                                 Owned and Percent of Total Issued
                                             Number of          Number of          and Outstanding if All Shares
                                              Shares             Shares                 Registered are Sold
                                           Beneficially     to be Registered     -----------------------------------
                                          Owned Prior to    Pursuant to this         # of                % of
Selling Stockholder                          Offering          Prospectus           Shares              Class
--------------------------------------------------------------------------------------------------------------------
Bara Limited (1)                            1,357,031           1,357,031                --               --
--------------------------------------------------------------------------------------------------------------------
Zenny Trading Limited (2)                   1,130,860           1,130,860                --               --
--------------------------------------------------------------------------------------------------------------------
Redwood Capital Partners, Inc. (3)            904,688             904,688                --               --
--------------------------------------------------------------------------------------------------------------------
Yokim Asset Management (3)                    904,688             904,688                --               --
--------------------------------------------------------------------------------------------------------------------
Mayer & Associates, LLC (4)                   502,344             452,344            50,000                *
--------------------------------------------------------------------------------------------------------------------
vFinance Invesments, Inc. (5)                 466,053             466,053                --               --
--------------------------------------------------------------------------------------------------------------------
David Stefansky (6)                           267,047             157,047           110,000                *
--------------------------------------------------------------------------------------------------------------------
Richard Rosenblum (7)                         157,047             157,047                --               --
--------------------------------------------------------------------------------------------------------------------
Samuel Krieger (8)                             91,094              91,094                --               --
--------------------------------------------------------------------------------------------------------------------
Ronald Nussbaum (8)                            91,094              91,094                --               --
--------------------------------------------------------------------------------------------------------------------
Daniel M. Bacardi (9)                          79,686              79,686                --               --
--------------------------------------------------------------------------------------------------------------------
Jonathan C. Rich (10)                          33,994              33,994                --               --
--------------------------------------------------------------------------------------------------------------------
Dave Revord                                 3,789,746           1,875,720         1,914,026              5.4%
--------------------------------------------------------------------------------------------------------------------
Brad Drewyor                                  795,130             245,196           549,934              1.6%
--------------------------------------------------------------------------------------------------------------------
Reed Clevenger                                234,636              63,210           171,426                *
--------------------------------------------------------------------------------------------------------------------
Phil Westreich                                242,218             107,506           134,712                *
--------------------------------------------------------------------------------------------------------------------
Reno Vitale                                    169134             103,306            65,828                *
--------------------------------------------------------------------------------------------------------------------
Michael Shumaker                              205,630             148,031            57,599                *
--------------------------------------------------------------------------------------------------------------------
Jeanne Leidner                                148,031              90,432            57,599                *
--------------------------------------------------------------------------------------------------------------------
Edward Sobota                                 148,031              90,432            57,599                *
--------------------------------------------------------------------------------------------------------------------
John Fiorina                                  148,031              90,432            57,599                *
--------------------------------------------------------------------------------------------------------------------
TOTAL                                      11,866,173           8,639,851         3,226,322              9.2%
--------------------------------------------------------------------------------------------------------------------

----------
*  Less than 1%

(1) Represents the shares of our common stock that are issuable to the selling stockholder upon conversion of the $150,000 convertible debenture plus accrued interest through the maturity date of that debenture and upon exercise of the warrant to purchase 278,906 shares of common stock issued to the selling stockholder on March 15, 2004 in connection with the Securities Purchase Agreement dated February 27, 2004. We are registering 150% of these shares to include our good faith estimate of the number of that we might be required to issue to the selling stockholder either (i) in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder or (ii) in the event that the filing of this registration statement or the effective date of this registration is later than certain dates specified in our agreement the selling shareholder or if the effectiveness of this registration statement is suspended after effectiveness for periods in excess of those specified in that agreement, as contemplated by the Securities Purchase Agreement and the related Registration Rights Agreement - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

(2) Represents the shares of our common stock that are issuable to the selling stockholder upon conversion of the $125,000 convertible debenture plus accrued interest through the maturity date of that debenture and upon exercise of the warrant to purchase 232,422 shares of common stock issued to the selling stockholder on March 15, 2004 in connection with the Securities Purchase Agreement dated February 27, 2004. We are registering 150% of these shares to include our good faith estimate of the number of that we might be required to issue to the selling stockholder either (i) in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder or (ii) in the event that the filing of this registration statement or the effective date of this registration is later than certain dates specified in our agreement the selling shareholder or if the effectiveness of this registration statement is suspended after effectiveness for periods in excess of those specified in that agreement, as contemplated by the Securities Purchase Agreement and the related Registration Rights Agreement - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

(3) For each selling stockholder, represents the shares of our common stock that are issuable to the selling stockholder upon conversion of the $100,000 convertible debenture plus accrued interest through the maturity date of that debenture and upon exercise of the warrant to purchase 185,938 shares of common stock issued to the selling stockholder on March 15, 2004 in connection with the Securities Purchase Agreement dated February 27, 2004. We are registering 150% of these shares to include our good faith estimate of the number of that we might be required to issue to the selling stockholder either (i) in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder or (ii) in the event that the filing of this registration statement or the effective date of this registration is later than certain dates specified in our agreement the selling shareholder or if the effectiveness of this registration statement is suspended after effectiveness for periods in excess of those specified in that agreement, as contemplated by the Securities Purchase Agreement and the related Registration Rights Agreement - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

(4) Represents the shares of our common stock that are issuable to the selling stockholder upon conversion of the $50,000 convertible debenture plus accrued interest through the maturity date of that debenture and upon exercise of the warrant to purchase 92,969 shares of common stock issued to the selling stockholder on March 15, 2004 in connection with the Securities Purchase Agreement dated February 27, 2004. We are registering 150% of these shares to include our good faith estimate of the number of that we might be required to issue to the selling stockholder either (i) in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder or (ii) in the event that the filing of this registration statement or the effective date of this registration is later than certain dates specified in our agreement the selling shareholder or if the effectiveness of this registration statement is suspended after effectiveness for periods in excess of those specified in that agreement, as contemplated by the Securities Purchase Agreement and the related Registration Rights Agreement - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

(5) Includes 298,709 shares of our common stock that are issuable to the selling stockholder upon exercise of warrants. We are registering 150% of those shares to include our good faith estimate of the number of shares of our common stock that we might be required to issue to the selling stockholder in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder, as contemplated by warrant issued to the selling stockholder - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Also includes 328,125 shares of common stock owned directly by the selling stockholder.

(6) Includes 97,066 shares of our common stock that are issuable to the selling stockholder upon exercise of warrants. We are registering 150% of those shares to include our good faith estimate of the number of shares of our common stock that we might be required to issue to the selling stockholder in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder, as contemplated by warrant issued to the selling stockholder - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Also includes 89,981 shares of common stock owned directly by the selling stockholder and 80,000 shares held by the selling stockholder's spouse of which he disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7) Includes 97,066 shares of our common stock that are issuable to the selling stockholder upon exercise of warrants. We are registering 150% of those shares to include our good faith estimate of the number of shares of our common stock that we might be required to issue to the selling stockholder in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder, as contemplated by warrant issued to the selling stockholder - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Also includes 59,981 shares of common stock owned directly by the selling stockholder.

(8) For each selling stockholder, includes 28,594 shares of our common stock that are issuable to the selling stockholder upon exercise of warrants. We are registering 150% of those shares to include our good faith estimate of the number of shares of our common stock that we might be required to issue to the selling stockholder in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder, as contemplated by warrant issued to the selling stockholder - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Also includes 62,500 shares of common stock owned directly by each selling stockholder.

(9) Includes 51,073 shares of our common stock that are issuable to the selling stockholder upon exercise of warrants. We are registering 150% of those shares to include our good faith estimate of the number of shares of our common stock that we might be required to issue to the selling stockholder in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder, as contemplated by warrant issued to the selling stockholder - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Also includes 28,613 shares of common stock owned directly by the selling stockholder.

(10) Includes 21,788 shares of our common stock that are issuable to the selling stockholder upon exercise of warrants. We are registering 150% of those shares to include our good faith estimate of the number of shares of our common stock that we might be required to issue to the selling stockholder in the event that, on or prior to the ninetieth day after the effective date of this registration, we subsequently offer or issue securities at a price lower than $0.15 per share or warrants having an exercise price below the exercise price of the warrants held by the selling stockholder, as contemplated by warrant issued to the selling stockholder - see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." Also includes 12,206 shares of common stock owned directly by the selling stockholder.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock currently consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of April 30, 2004, there were 35,133,501 shares of our common stock and no shares of our preferred stock issued and outstanding. In addition, we have granted options and warrants to purchase 8,883,750 shares of common stock and have issued debentures convertible into 3,281,250 shares of common stock as of April 30, 2004.

      The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation, together with our corporate bylaws.

Common Stock

      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

      o all secured liabilities, including any then outstanding secured debt securities which
      o     we may have issued through such time;
      o all unsecured liabilities, including any then unsecured outstanding secured debt
      o     securities which we may have issued through such time; and
      o     all liquidation preferences on any then outstanding preferred stock.

      Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate, and issue in the future.

Preferred Stock

      Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

                              PLAN OF DISTRIBUTION

      The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledges, transferees, or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution, or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale. Such resales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may resell their shares by one or more of, or a combination of, the following methods:

      o purchase by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus:
      o ordinary brokerage transactions and transactions in which the broker solicits purchases;
      o     in privately negotiated transactions;
      o     in options transactions; and
      o     any other method permitted pursuant to applicable law.

      In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions pursuant to the provisions of the Securities Act of 1933. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. One of the selling stockholders, vFinance, is a broker-dealer, and other of the selling stockholders, Messrs. Stefansky, Rosenblum, Bacardi and Rich, are officers of employees of vFinance. These selling stockholders acquired the securities included in this registration statement for investment purposes, and not for the purpose of causing or facilitating a distribution. However, in the view of the staff of the SEC, a broker-dealer offering securities acquired from an issuer should be considered to be an underwriter, and while the SEC staff's view is not dispositive, vFinance and their officers and employees that are selling stockholders may be liable as an underwriter for securities sold by it or them pursuant to this registration statement.

      In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption form the registration or qualification requirement is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer, or agent, the purchase price paid by any underwriter, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

      We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities which might accrue under the Securities Act of 1933.

                                     EXPERTS

      Scharf Pera & Co., PLLC, independent certified public accountants, audited our financial statements as of July 31, 2004. In including those financial statements in this prospectus, we have relied on the authority of Scharf Pera & Co., PLLC, as an expert in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the issuance of our shares of common stock offered by this prospectus will be passed upon for us by Wyrick Robbins Yates & Ponton LLP. Krieger & Prager LLP has acted as counsel for certain of the selling stockholders.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed this registration statement on Form SB-2 with the Securities and Exchange Commission covering the sale of the shares we and the selling stockholders are offering. The registration statement and the exhibits and schedules to the registration statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The registration statement, exhibits, and schedules also contain further information about us and the shares we are offering. Anyone may inspect a copy of the registration statement without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the Public Reference Branch of the Commission by paying the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information about companies that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Report of independent auditors'                                              F-2
Consolidated balance sheets as of December 31, 2003 and 2002                 F-3
Consolidated statements of income for the years ended December 31,
   2003, 2002 and 2001                                                       F-4
Consolidated statements of stockholders' equity for the years ended
   December 31, 2003, 2002 and 2001                                          F-5
Consolidated statements of cash flows for the years ended December
   31, 2003, 2002 and 2001                                                   F-6
Notes to consolidated financial statements                                   F-8

Consolidated Balance Sheet as of April 30, 2004 (unaudited)                 F-16
Consolidated Statement of Operations for the three and six months
Ended April 30, 2004 and January 31, 2003 (unaudited)                       F-17
Consolidated Statement of Cash Flows for the Period Ended April 30,
   2004 and 2003 (unaudited)                                                F-19
Notes to Financial Statements                                               F-20

                          INDEPENDENT AUDITORS' REPORT

      We have audited the accompanying balance sheets of Mobile Reach International, Inc. and Subsidiaries as of July 31, 2003, and the related statements of operations and stockholders' deficit and cash flows for the seven months ended July 31, 2003 and the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobile Reach International, Inc. and Subsidiaries as of July 31, 2003, and the results of its operations and its cash flows for the seven months ended July 31, 2003 and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has negative working capital, and has net stockholders' deficit, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are included in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

October 1, 2003
Scharf Pera & Co., PLLC
Charlotte, North Carolina

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                  JULY 31, 2003

ASSETS
   CURRENT ASSETS:
      Cash                                                                $    37,248
      Accounts receivable                                                      17,955
                                                                          -----------
      Total current assets                                                               $    55,203
   PROPERTY AND EQUIPMENT - at cost less  accumulated depreciation                            35,653
                                                                                         -----------
                                                                                         $    90,856

LIABILITIES AND STOCKHOLDERS' DEFICIT
   CURRENT LIABILITIES:
      Current portion of long-term debt                                         4,075
      Notes payable                                                           315,321
      Accounts payable                                                        220,518
      Accrued expenses                                                        278,279
      Accrued taxes and withholdings                                           56,097
      Deferred income                                                             612
                                                                          -----------
      Total current liabilities                                                              874,902

LONG-TERM DEBT                                                                               435,248

COMMITMENTS AND CONTINGENCIES                                                                105,000

STOCKHOLDERS' DEFICIT:
   Preferred stock; $.0001 par value; 10,000,000 shares authorized                 --
   Common stock, $.0001 par value, 50,000,000 shares authorized             3,321,288
   Accumulated deficit                                                     (4,645,582)
                                                                          -----------
                                                                                          (1,324,294)
                                                                                         -----------

                 See Notes to Consolidated Financial Statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE SEVEN MONTHS ENDED JULY 31, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002

                                                    Seven
                                                    months             Year
                                                    ended              ended
                                                  07/31/2003        12/31/2002

NET REVENUES                                      $     94,312      $   776,622
                                                  ------------      -----------

OPERATING EXPENSES:
   Cost of Revenues                                    185,284          423,228
   Sales and Marketing                                 238,957          368,260
   General and administrative                        1,417,642          484,682
   Depreciation                                         11,560           16,716
                                                  ------------      -----------

       Total operating expenses                      1,853,443        1,292,886
                                                  ------------      -----------

LOSS FROM OPERATIONS                                (1,759,131)        (516,264)
                                                  ------------      -----------

OTHER (EXPENSE) INCOME:
   Interest (expense) income                           (34,285)         103,745
   Contingency loss                                   (105,000)              --
   Loss on disposal of assets                               --            2,276
   Interest income                                         100              133
                                                  ------------      -----------

       Total other (expense) income                   (139,185)         105,888
                                                  ------------      -----------

NET LOSS                                          $ (1,898,316)     $  (622,152)
                                                  ============      ===========

NET LOSS PER SHARE -- BASIC AND DILUTED           $      (0.14)     $     (0.10)
                                                  ============      ===========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING       13,482,257        6,070,376
                                                  ============      ===========

                 See Notes to Consolidated Financial Statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                  FOR THE SEVEN MONTHS ENDED JULY 31, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002

                                          Preferred Stock             Common Stock
                                       ---------------------    --------------------------    Accumulated
                                        Shares       Amount       Shares         Amount         Deficit         Total
                                       --------    ---------    -----------    -----------    -----------    -----------

Balances at December 31, 2001           768,000    $ 192,000     22,109,037    $ 1,173,556    $(2,125,114)   $  (759,558)
Redemption of common stock                   --           --     (6,000,000)      (395,000)            --       (395,000)
Net loss                                     --           --             --             --       (622,152)      (622,152)
                                       --------    ---------    -----------    -----------    -----------    -----------

Balances at December 31, 2002           768,000      192,000     16,109,037        778,556     (2,747,266)    (1,776,710)
                                       --------    ---------    -----------    -----------    -----------    -----------

Issuance of common stock                     --           --     17,646,522      1,058,788             --      1,058,788
Conversion of debt and interest              --           --     12,256,783        735,407             --        735,407
Issuance of stock as compensation            --           --      5,730,953        343,857             --        343,857
Issuance of stock for note payable
  and fee for services                       --           --      3,000,000        180,000             --        180,000
Accrued wages converted to
  stock options                              --           --             --         32,680             --         32,680
Net loss                                     --           --             --             --     (1,898,316)    (1,898,316)
                                       --------    ---------    -----------    -----------    -----------    -----------

Balance prior to merger                 768,000      192,000     54,743,295      3,129,288     (4,645,582)    (1,324,294)
Conversion of common stock in merger         --           --    (36,725,131)            --             --             --
Conversion of preferred stock          (768,000)    (192,000)       505,555        192,000             --             --
Common stock owned by Asphalt Paving
  International, Inc. stockholders           --           --      5,112,461             --             --             --
                                       --------    ---------    -----------    -----------    -----------    -----------

Balance July 31, 2003                        --    $      --     23,636,180    $ 3,321,288    $(4,645,582)   $(1,324,294)
                                       --------    ---------    -----------    -----------    -----------    -----------

                 See Notes to Consolidated Financial Statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE SEVEN MONTHS ENDED JULY 31, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002

                                                                                    Seven
                                                                                 months ended         Year ended
                                                                                  07/31/2003          12/31/2002
Cash flows from operating activities:
  Net loss                                                                       $(1,898,316)         $(622,152)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                      11,560             16,716
    Loss on disposal of asset                                                             --              2,276
    Contingency loss                                                                 105,000                 --
    Stock issued for compensation and fees                                           448,759                 --
  Changes in operating assets and liabilities:
    Decrease (increase) in prepaid expenses                                            1,056             (1,056)
    Decrease in accounts receivable                                                   16,979             30,436
    Increase in accounts payable                                                      14,874             96,853
    Increase in notes payable to vendors                                             265,413                 --
    Increase in accrued expenses, taxes & withholdings                                 5,123            410,358
    (Decrease) increase in deferred income                                            (7,560)             7,276
                                                                                 -----------          ---------
  Net cash used in operating activities                                           (1,037,112)           (59,293)
                                                                                 -----------          ---------

Cash flows from investing activities:
  Purchases of property and equipment                                                (13,924)           (26,099)
                                                                                 -----------          ---------
    Net cash used in investing activities                                            (13,924)           (26,099)
                                                                                 -----------          ---------

Cash flows from financing activities:
  Proceeds from note payable                                                              --             46,500
  Principal payments on long-term debt                                                (1,442)            (1,849)
  Proceeds from common stock issuance                                              1,058,788                 --
  Proceeds from long-term debt                                                        12,037                 --
                                                                                 -----------          ---------
    Net cash provided by financing activities                                      1,069,383             44,651
                                                                                 -----------          ---------

Net increase (decrease) in cash                                                       18,347            (40,741)

Cash - beginning of year                                                              18,901             59,642
                                                                                 -----------          ---------

Cash - end of year                                                               $    37,248          $  18,901
                                                                                 ===========          =========

                 See Notes to Consolidated Financial Statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE SEVEN MONTHS ENDED JULY 31, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002
                                   (continued)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                      Seven months
                                                                         ended      Year ended
                                                                       07/31/2003   12/31/2002
Cash payments for:
   Interest                                                            $ 12,440     $    348
Cash received from:
   Interest                                                                 100          134
Conversion of accrued wages to notes payable                             49,908      153,308
Conversion of debt and interest to common stock                         735,407           --
Conversion of note payable for wages and interest to common stock        75,098           --

                 See Notes to Consolidated Financial Statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE SEVEN MONTHS ENDED JULY 31, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002

Note 1 -- Business Combination:

      Mobile Reach International, Inc. (the Company), a Delaware Corporation, was formed in July 2003. The Company completed a share exchange agreement with Asphalt Paving International, Inc. ("API") on July 30, 2003. The Company completed a share exchange agreement with Mobile Reach Technologies, Inc. ("MRT") (including its German subsidiary, Mobile Reach Technologies, GmbH) on July 31, 2003. Former stockholders of MRT received 18,523,720 shares of common stock of the Company, and the former stockholders of API received 5,112,460 shares of common stock of the Company. The share exchange agreements and mergers have been treated as a reverse acquisition of API by MRT, due to the stock-holders of MRT receiving the larger portion of the voting rights of the combined entity (Mobile Reach International, Inc.). The Company has accounted for the acquisition of API as prescribed by statement of Financial Accounting Standards No. 141, Business Combination (SFAS 141). The Company did not record any amount for goodwill on the acquision of API, as API had no assets or liabilities on the date of acquisition. The Company has adopted a July 31 fiscal year end. The consolidated financial statements include the results from operation of MRT for the seven months ended July 31, 2003 and the twelve months ended December 31, 2002. The consolidated financial statements include the results from operations of API from the date of acquisition, July 30, 2003, to July 31, 2003

Note 2 -- Going Concern:

      The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in the seven months ended July 31, 2003 and the twelve months ended December 31, 2002 of $1,898,316 and $622,152, respectively. The Company, as of October 1, 2003, is in default on certain notes payable, payroll taxes and other payables. In addition, the Company has used substantial amounts of working capital in its operations. Further, at July 31, 2003, the Company's current liabilities exceed current assets by $819,699, and the Company has an accumulated deficit of $4,645,582.

      In view of these matters, management has sought out additional investment sources to raise additional funds. However, no assurances can be given that the newly merged company will continue as a going concern without the successful completion of additional financing. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 -- Summary of Significant Accounting Policies:

      The Company:

      The Company sells mobility software products and development services in the United States of America and Europe to clients who are attempting to increase the efficiency by which their employees access, utilize and exchange data using mobile networks.

      Principles of consolidation:

      The accompanying consolidated financial statements include the accounts of Mobile Reach Technologies, Inc. and its subsidiary company, Mobile Reach

Technologies, GmbH (German Company), after elimination of inter-company accounts and transactions.

      Cash and cash equivalents:

      The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents. Amounts invested may exceed federally insured limits at any given time.

      Property and equipment:

      Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years.

      Income taxes:

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for temporary differences, operating loss and tax credits carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets may not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment

      Loss per share:

      The Company calculates loss per share in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per share, which requires the presentation of basic and diluted and diluted earnings per share. Basic loss per share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential common shares are excluded from the computation of diluted earnings per share when a loss exists because the effect would be antidilutive (Note 13).

      Use of accounting estimates:

      The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

      Fair value of financial instruments:

      The Company's financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, credit facilities and long-term debt. The carrying amounts of these financial instruments approximate fair value due to their short maturities and variable rates of interest. The carrying amounts of long-term debt approximate their fair values based on current rates available for similar types of instruments.

      The Company did not have any outstanding financial derivative instruments.

      Advertising and product development:

      Costs for advertising and research and development are expensed as incurred.

      Accounting for stock-based compensation:

      Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS 123. SFAS 123 allows and the Company has elected to continue to only disclose the effects on net income or loss of the fair value of the options.

Note 4 -- Property and Equipment:

      The principal categories and estimated useful lives of property and equipment are as follows:

                                                                     Estimated
                                                                   Useful Lives
                                                                   ------------

Office equipment                                 $  8,602          2 - 5 years
Computer equipment and software                    67,285            3 years
                                                 --------
                                                   75,887
Less: accumulated depreciation                     40,234
                                                 --------
                                                 $ 35,653
                                                 --------

Note 5 -- Notes Payable:

      Notes payable at July 31, 2003 consisted of the following:

Note payable dated July 25, 2003 for Legal fees; bearing interest at
12.15 percent through September 30, 2003; in default at October 1,
2003 as all principal and interest was due September 30, 2003; bears interest at 15 percent when in default; collateralized by all tangible and intangible assets of the Company; 164,565 warrants issued to holder of note to purchase common stock of the Company
(Note 11).                                                             $ 150,000

Note payable dated July 17, 2003 to vendor; bearing interest at 5 percent; in default at October 1, 2003 as all principal and interest
was due August 18, 2003.                                                 115,413

Note payable for accrued wages; bearing interest at 6 percent; due and payable with interest at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b)
Company earns revenues of $1,000,000 in a quarter.                        49,908
                                                                       ---------

                                                                       $ 315,321
                                                                       ---------

Note 6 -- Accrued Expenses:

      Accrued expenses at July 31, 2003 consisted of the following:

Accrued salaries and wages                                             $ 250,180
Accrued interest                                                          28,099
                                                                       ---------

                                                                       $ 278,279
                                                                       ---------

      Accrued salaries and wages arise from the Company's inability to pay certain employees their full salaries and wages at certain periods throughout 2003, 2002 and 2001. In July 2003, $32,680 of accrued salaries were converted into 107,491 options to purchase shares of common stock of Mobile Reach International, Inc.

Note 7 -- Accrued taxes and withholdings:

      Accrued taxes and withholdings at July 31, 2003 of $56,097 is comprised of employee withholdings, payroll taxes, interest, and penalties. The Company is in arrears in remitting withholdings and payroll taxes as required by the Internal Revenue Service.

Note 8 -- Long-Term Debt:

Long-term debt at July 31, 2003 consisted of the following:

Capitalized leases dated January 2001; payable in 36 installments of
$249 including interest at approximately 20 percent; collateralized
by office equipment costing $5,981                                      $    918

Note payable to assignees of a former officer in redemption of
6,000,000 shares of common stock; interest at 5 percent; payable in three annual installments including interest beginning April 30,
2005                                                                     395,000

Note payable to assignees of a former officer and director for accrued salary; interest at 5 percent; payable in three annual
installments including interest beginning April 30, 2005                  31,450

Note payable dated March 2003; payable in 36 installments of $203 including interest at approximately 20 percent collaterialized by
office equipment costing $4,981                                            4,899

Note payable dated June 2003; payable in 36 installments of $129 including interest at approximately 20 percent; collaterialized by
office equipment costing $3,173                                            3,173

Note payable dated June 2003; payable in 48 monthly installments of
$128 including interest at approximately 20 percent; collaterialized
by office equipment costing $3,883                                         3,883
                                                                        --------

                                                                         439,323
Less current portion                                                       4,075
                                                                        --------

                                                                        $435,248
                                                                        --------

      At July 31, 2003, long-term debt is due in aggregate annual installments as follows:

      Year ending July 31,
      2004                                      $     4,075
      2005                                          146,191
      2006                                          145,870
      2007                                          143,187
      Thereafter                                         --

                                                $   439,323
                                                -----------

Note 9 -- Common Stock:

      During 2003, 12,256,783 pre-merger shares were sold at $0.06 per share, resulting in $1,058,788 proceeds from the shares issued. Upon completion of the merger, these shares were converted into 5,808,224 shares of the Company.

      During 2003, $735,407 of principal and interest of convertible debt of MRT were converted into 12,256,783 pre-merger shares at a rate of $0.06 per share. Upon completion of the merger, these shares were converted into 4,034,167 shares of the Company.

      In March 2003, the Chief Executive Officer of the Company was issued 5,730,953 pre-merger shares as a signing bonus in connection with the employment agreement with the Chief Executive Officer. The Company recorded compensation expense of $343,857 ($0.06 pr share) in connection with this issuance of stock. Upon completion of the merger, these shares were converted into 1,886,272 shares of the Company.

      In July 2003, the Company issued 3,000,000 pre-merger shares to a consultant and former employee. The shares were issued in exchange for the cancellation of a promissory note dated September 12, 2002, with a balance, including interest, of $75,098, and for financial advisory services provided to the Company. The Company recorded consulting fee expenses of $104,902 in connection with this issuance. The issuance of 3,000,000 pre-merger shares represents $0.06 per share for the total $180,000 consideration. Upon completion of the merger, these shares were, converted into 987,413 shares of the Company.

      In connection with the merger 768,000 shares of Series A convertible Preferred stock of MRT were converted into 505,555 shares of the Company.

Note 10 -- Preferred Stock:

      In 2003, the Company authorized 10,000,000 shares of Preferred stock. At July 31, 2003 there was no preferred stock issued or outstanding.

Note 11 -- Stock Options and Warrants:

      In July 2003, the Company adopted an Equity Compensation Plan for the benefit of the Company's employees, directors, officers, consultants and advisors. The Company appointed a Stock Award committee to administer the Plan and the issuance of stock options. The Company converted options issued by MRT into stock options of the Company. There have been no options exercised under the Plan.

            The following is a summary of the plan options granted:

                                                                    Weighted-
                                                     Number of       Average
                                                      Options     Exercise Price
                                                      -------     --------------
Outstanding December 31, 2002                        4,560,000        $0.04
   Options issued                                    7,836,204         0.09
   Options expired                                    (510,500)        0.16
                                                    ----------

Balance prior to merger                             11,885,704         0.07
   Options converted                                (7,974,119)        0.07
                                                    ----------

Outstanding July 31, 2003                            3,911,585         0.07
                                                    ----------

      The Company has adopted the disclosure only provisions of SFAS 123 "Accounting for Stock-Based Compensation". The Company determined that the options issued in 2003 and 2002 had no value using the Black Scholes pricing and a 50 percent volatility factor at the date of grant. Accordingly, the net loss of $1,898,316 and $622,152 for the years ended December 31, 2002 and 2001, respectively, would be unchanged because no compensation would be recognized.

      In July 2003, The Company issued a warrant to purchase 2,000,000 shares at an exercise price of $0.01 per share. Upon completion of the merger, this warrant was converted into a warrant to purchase 658,275 shares at an exercise price of $0.01 per share. This warrant was issued to a consultant and former employee in connection with financial advisory services provided to the Company (Note 9). The warrant is contingent upon the consultant raising $1,000,000 in capital for the Company. Using the Black Scholes pricing model and a 50 percent volatility factor, the Company determined the warrant had no value and there was no expense recorded in 2003 for the grant of the warrant. The warrant had not been exercised at July 31, 2003

      In July 2003, the Company issued warrants to purchase 164,565 shares at an exercise price of $0.18 per share. The warrants were issued in connection with a note payable (Note 5) to a provider of legal services to the Company. Using the Black Scholes pricing model and 50 percent volatility factor, the Company determined the warrants had no value and there was no expense recorded in 2003 for the grant of the warrant. The warrants had not been exercised at July 31, 2003.

      In April 2001, the Company issued a warrant to purchase 96,000 shares at an exercise price of $0.01 per share. The warrant was issued in connection with a consulting agreement. Upon completion of the merger, this warrant was converted into a warrant to purchase 31,597 shares at an exercise price of $0.0833 per share. The warrant had not been exercised at July 31, 2003.

Note 12 -- Contingency Loss:

      The Company recorded a contingency loss of $105,000 in connection with a possible claim arising from the merger with API.

Note 13 -- Loss per share:

      A reconciliation of basic loss per share to diluted earnings per share is presented below.

                                                                                                Per share
                                                                 Net Loss          Shares        Amount
Seven months ended July 31, 2003:
Basic EPS
   Loss available to common shareholders                      $ (1,898,316)      13,482,257     $ (0.14)
Effect of Dilutive Securities Stock options and warrants                --               --          --
                                                              $ (1,898,316)      13,482,257     $ (0.14)
Year ended December 31, 2002:
Basic EPS
   Loss available to common shareholders                      $   (622,152)       6,070,376     $ (0.10)
Effect of Dilutive Securities Stock options and warrants                --               --          --
                                                              $   (622,152)       6,070,376     $ (0.10)

Note 14 -- Income Taxes:

      Deferred income taxes are provided in recognition of temporary differences in reporting certain revenues and expenses for financial statement and income tax purposes.

      Net deferred tax assets/(liabilities) consisted of the following components as of July 31, 2003:

                                               Current    Long-Term     Total
Seven months ended July 31, 2003:
   Deferred tax assets:
      Net operating loss carryforwards         $    --   $1,600,000   $1,600,000

Deferred tax liabilities                            --           --           --
                                                    --    1,600,000    1,600,000
Valuation allowance                                 --    1,600,000    1,600,000
Net deferred tax asset                         $    --   $       --   $       --

      The ultimate realization of these assets is dependent upon the generation of future taxable income sufficient to offset the related deductions and loss carryforwards within the applicable carryforward period. The valuation is allowance is based on the uncertainty of the Company's ability to generate sufficient taxable income in future years to fully utilize the net operating loss carryforwards.

      The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the seven months ended July 31, 2003 and the year ended December 31, 2003 due to the following:

                                                         Seven
                                                         months         Year
                                                         ended          ended
                                                       07/31/2003    12/31/2002

Computed "expected" tax (expense)/benefit              $ 664,411     $ 217,753
Increase /(decrease) in income taxes resulting from:
   Temporary differences                                (664,411)     (217,753)
                                                       ---------
                                                       $      --     $      --

      The Company has not filed tax returns for 2002 and 2001. Dependant upon the filing of the 2002 and 2001 tax returns, the Company will have net operating loss carryforwards of approximately $4,600,000, which begin to expire in 2002.

      The Tax Reform act of 1986 contains provisions which limit the ability to utilize net operating loss, capital loss, and various tax credit carryforwards in the case of certain events including significant changes in ownership interest. If the Company's tax carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a federal income tax liability even though these loss carryforwards would be available in future years.

Note 15 -- Pro-Forma Financial Information:

      The following pro-forma data summarizes the results of operations for the seven months ended July 31, 2003 and the year ended December 31, 2002, as if the mergers with API had been completed January 1, 2002:

                                               Seven months
                                                  ended             Year ended
                                                07/31/2003          12/31/2002
Net revenue                                    $     94,312         $  776,622
Operating loss                                 $(1,912,754)         $(536,859)
Loss per share -- basic and diluted            $     (0.08)         $   (0.02)

Note 16 -- Other Matters:

      Advertising costs:

      Advertising costs are expensed as incurred. Total advertising costs were approximately $40,000 and $96,412 for the seven months ended July 31, 2003 and the year ended December 31, 2002, respectively.

      Foreign Cash and Operations:

      The Company's subsidiary Mobile Reach Technologies, GmbH maintains deposits in foreign accounts, not insured, in the amount of $20,541 and $11,419 at July 31, 2003 and December 31, 2002, respectively. This subsidiary had foreign sales $55,757 and $438,539 for the seven months ended July 31, 2003 and the twelve months ended December 31, 2002, respectively.

      Operating Leases:

      The Company leases office space and furnishings on a month to month basis. Rent expense incurred was $21,000 and $46,625 for the seven months ended July 31, 2003 and the year ended December 31, 2002, respectively.

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 2004

                                                         4/30/04        7/31/03
                                                       (Unaudited)     (Audited)
Current Assets
         Cash                                             46,241         37,249
         Allowance For Bad Debt                          (14,962)            --
         Accounts Receivable                             667,530         17,955
         Total Other Current Assets                        4,328             --
      Total Current Assets                               703,137             --
      Property and Equipment
         Computer Equipment                              133,147         75,888
         Furniture and Fixtures                           21,783             --
         Vehicles 120,747                                     --
         Accumulated Depreciation                         92,526        (40,235)
      Total Fixed Assets                                 183,152         35,653
                                                      ----------
      Other Assets
         Total Deposits                                   34,000             --
                                                      ----------
TOTAL ASSETS                                             920,288         90,856
                                                      ==========

LIABILITIES & EQUITY
      Accounts Payable                                   654,003         11,121
      Accounts Payable - Stockholder                      45,070             --
      Other Current Liabilities
         Other - Credit Cards                                 --             --
         Payroll Liabilities                             386,673         56,097
         Current Portion - L/T Debt                       35,781         14,460
         Deferred Salaries                               191,416        250,180
         Wages Payable                                    57,655             --
         Notes Payable (3/4)                             625,496        315,321
         Accrued Interest Payable                         77,710         28,099
         Accrued Expenses                                 33,517        199,013
         Total Deferred Revenue                           39,773            612
         Sales Tax Payable                                 3,551             --
         Contingencies (6)                                    --        105,000
                                                      ----------
      Total Current Liabilities                        2,150,645        979,903
                                                      ----------
      Long Term Debt - Net of Current Portion
         Notes Payable - L/T Debt                        507,264        423,147
         Convertible Debentures (5%)                     525,000             --
         Notes Payable - L/T - Equipment                  12,100         12,100
         Stock Warrants Issued                               160             --
      Total Long Term Liabilities                      1,044,524        435,247
                                                      ----------
Total Liabilities                                      3,195,169      1,415,150
      Equity
         Retained Earnings                            (4,645,582)    (4,645,582)
         Common Stock (5)                              4,414,489      3,321,288
         Net Income (LOSS)                            (2,043,788)            --
      Total Equity                                    (2,274,881)    (1,324,294)
TOTAL LIABILITIES & EQUITY                               920,288         90,856
                                                      ==========

                 See Notes to consolidated financial statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
              THREE MONTH ENDED APRIL 30, 2004 AND APRIL 30, 2003.
      NINE MONTHS ENDED APRIL 30, 2004 AND NINE MONTHS ENDED APRIL 30, 2003
                                   (UNAUDITED)

                                                Three Mos    Three Mos      Nine Mos      Nine Mos
                                                  Ended        Ended         Ended         Ended
                                                4/30/2004    4/30/2003     4/30/2004     4/30/2003
Ordinary Income/Expense
   Income
      License Revenue                             68,531                     188,393
      Software Licenses - Others                      --                      37,900
      Reseller Fees                                   --                      11,070
      Product Revenue                            635,599                     690,551
      Product(H/W&S/W) Revenue                        --                      12,834
      Annual Support Maintenance                  17,729                      33,374
      Commission Income 554                          554
      Professional Services                      163,912                     273,841
                                                --------                  ----------
   Total Income                                  886,325                   1,248,517

   Cost of Goods Sold
      Development Salaries                        78,076                     331,524
      Product (H/W)413,361                       413,361
      Finders Fee                                  2,534                       2,534
      Sub-Contractors (Consultants)                6,963                       6,963
      COGS - Other Product Licenses              215,088                     305,183
                                                --------                  ----------
      Total Cost of Goods Sold                   716,023                   1,059,565
                                                --------                  ----------
   Total COGS                                    716,023                   1,059,565

Gross Profit                                     170,302                     188,952
      Sales & Marketing
         Sales Salaries                           96,021                     318,963
         Commissions                              18,300                      58,300
         Marketing                               (36,663)                    (12,522)
      Total Sales & Marketing                     77,658                     364,742
                                                                          ----------

   Total G&A Expense                             657,113                   1,834,822
                                                --------                  ----------

   Total Expense                                 734,771                   2,199,564
                                                --------                  ----------

Net Ordinary Income (loss)                      (564,468)                 (2,010,611)

Mobile Reach International, Inc. And Subsidiaries
Consolidated Statement of Operations
Three Month Ended 4/30/04 and 4/30/03
Nine Months Ended 4/30/04 and 4/30/03
(Unaudited), Continued

                                               Three Mos            Three Mos          Nine Mos             Nine Mos
                                                 Ended                Ended             Ended                Ended
                                              4/30/2004             4/30/2003         4/30/2004            4/30/2003

   Other Income/Expense
      Other Expense                                                  25,037                                   26,937
        Depreciation Expense                    15,207                                    33,249
        Interest Expense                        57,400                                    78,934
        Interest Income                           (154)                                     (154)
        Other Expense                               --                                    26,148
        Other Income                          (105,000)                                 (105,000)
                                              --------                                  --------
   Total Other (Income) Expense                (32,546)             (25,037)              33,177             (26,937)
                                              --------                                  --------             -------
   Net Other Income                             32,546               25,037              (33,177)             26,937
                                              --------                                ----------             -------
Net Loss                                      (531,922)             (25,037)          (2,043,788)            (26,937)
        Weighted average
        number of shares of
        common stock outstanding            31,310,743           20,020,373           26,422,589           9,499,191

        Loss per share                           (0.02)               (0.00)              (0.077)              (0.00)

                 See Notes to consolidated financial statements

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               NINE MONTHS ENDED APRIL 30, 2004 AND APRIL 30, 2003
                                   (UNAUDITED)

                                                       Nine months   Nine months
                                                          Ended        Ended
                                                         4/30/04      4/30/03

   OPERATING ACTIVITIES
      Net Income (loss)                                (2,043,788)    (26,937)
      Net cash provided by Operating Activities:          469,568       2,400
      Common stock issued for services                         --      24,537
      Total Adjustments                                        --      26,937

   INVESTING ACTIVITIES
   Net cash provided by Investing Activities              (54,005)         --

   FINANCING ACTIVITIES
   Net cash provided by Financing Activities            1,634,294          --
                                                        ---------

   Net cash increase for period                             6,069          --

   Cash at beginning of period                             40,172          --

Cash at end of period                                      46,241          --

                 See Notes to consolidated financial statements

                          NOTES TO FINANCIAL STATEMENTS
                         for Period Ended April 30, 2004


Note 1 - Summary of Significant Accounting Policies:

      Principles of consolidation:

      The accompanying consolidated financial statements include the accounts of Mobile Reach Solutions, Inc, Mobile Reach Technologies, Inc. and its subsidiary company, Mobile Reach Technologies, GmbH (German Company), after elimination of inter-company accounts and transactions. The consolidation of Mobile Reach Solutions, Inc. into Mobile Reach International, Inc. does not include recognition of goodwill.

Note 2 - Going Concern:

      As shown in the accompanying financial statements, the Company has sustained a substantial net loss of $531,922 during the nine months ended April 30, 2004. Also, the Company, as of October 1, 2003, is in default on certain notes payable, payroll taxes and other payables. As a result, cash available is not sufficient to support the Company's operations for the next year. In order to meet the cash requirements for the remainder of the year, the Company needs to raise more capital through public or private financing. At the present time, the Company does not know if additional financing will be available or, if available, whether it will be available on attractive terms. If the Company raises capital in the future, it is probable that it will result in substantial dilutions to stockholders interests. These factors create substantial doubt as to the Company's ability to continue as a going concern.

      The Company continues its efforts to complete the necessary steps in order to meet its cash flow requirements throughout the fiscal year 2004 and to continue the development and commercialization of its products and services. Management's plans in this regard include, but are not limited to, the following:

      1. The company has continued to raise capital to address its cash flow issue. The company is also seeking solutions by way of accounts receivable factoring and bridge note or notes to fund the company's cash needs. Although there can be no guarantee the company can raise the necessary funds to cash flow its business, its management has undergone cost cutting measures operationally during the reporting quarter. The management also is of believe its going forward business plan and strategic direction will improve the company's cash flow problems.

      2. The Company has utilized the credit facilities of personal management to secure products for company customers. Additionally the company is utilizing receivable factoring services from one of the company's board members as well as a factoring finance company.

Management believes that actions presently being taken will generate sufficient revenues to provide positive cash flows from operations and that sufficient capital will be available, when required, for future realization of its plans. However, no assurances can be given that the newly merged company will continue as a going concern without the successful completion of additional financing. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Notes Payable:

Notes payable at April 30, 2004 consisted of the following:

Note payable dated December 10, 2003; bearing interest                  $ 40,000
at 6.00 percent through January 9, 2004; in default at April 30, 2004 as all principal and interest was due
January 9, 2003;

Note payable dated September 9, 2003; bearing a fixed                   $230,000
interest from September 10, 2003 to November 9th 2003
and additional interest of 6.00 percent from November 1
2003 through April 30, 2004; in default at April 30,
2004 as all principal and interest was due November 9, 2003;

Note payable dated November 10, 2003; bearing interest                  $ 50,000
at 6.00 percent through April 16, 2004; in default at April 30, 2004 as all principal and interest was due
April 16, 2004;

Note payable dated August 1,, 2003; bearing interest at                 $ 35,000
6 percent; in default at April 30, 2004 as all principal and interest was due January 10, 2004

Note payable dated July 17, 2003 to vendor; bearing                     $115,413
interest at 5 percent; in default at October 1, 2003 as all principal and interest was due August 18, 2003

Note payable for accrued wages; bearing interest at 6                   $ 49,908
percent; due and payable with interest at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter

Note payable to the former owner of Waves Consulting Group, Inc.        $105,464
                                                                        --------
                                                                        $625,496
                                                                        ========

Note 4 - Long-Term Debt:

Long-term debt at April 30, 2004 consisted of the following:

Capitalized leases dated January 2001; payable in 36                  $      918
installments of $249 including interest at $918 approximately 20 percent; collateralized by office equipment costing $5,981 Note payable to assignees of a former officer in redemption of 6,000,000 shares of common stock; interest at 5 percent; payable in three annual installments including interest beginning April 30, 2005

Note payable to assignees of a former officer and director            $  395,000
for accrued salary; interest at 5 percent; payable in three annual installments including interest beginning April 30, 2005

Note payable dated March 2003; payable in 36                          $   31,450
installments of $203 including Interest at approximately
20 percent collateralized by office equipment costing $ 4,981

Note payable dated June 2003; payable in 36 installments              $    4,899
of $129 including interest at $3,173 approximately 20
percent; collateralized by office equipment costing $ 3,173

Note payable dated June 2003; payable in 48 monthly                   $    3,173
installments of $128 including interest at approximately
20 percent; collateralized by office equipment costing $ 3,883

Notes payable for 60 month installments including                     $    3,883
interest at approximately 6.99 percent interest, collateralized by company vehicles costing $104,750

Convertible Debentures dated February 27, 2004 accruing               $  104,750
five percent interest, maturing in 2007

Warrants associated with financing dated February 27, 2004            $  525,000

Company (Mobile Reach Technologies, GmbH) subsidiary -                       160
other current liabilities                                             $   11,072
                                                                      ----------
                                                                      $1,080,305
Less current portion                                                  $   35,781
                                                                      ----------
                                                                      $1,044,524
                                                                      ==========

Note 5 - Shares Outstanding:

During the period ended April 30, 2004 the company issued 9,994,340 shares through equity investments, employee stock options, incentive options and warrants. For the period ended January 31, 2004 the Company had 25,699,918 shares issued and outstanding. For the period ended October 31, 2003 the Company had 23,636,180 shares issued and outstanding, not accounting for 911,355 shares that were part of the quarter end January 31, 2004 in common stock carryover. For the nine month period ended April 30, 2004, the Company has raised $1,112,556 in equity and $525,000., in convertible debentures. See item 2 Change in Securities and use of Proceeds.

Note 6 - Contingent Liability:

The company has removed the contingent liability from its April 30, 2004 Balance Sheet in the amount of $105,000.00. The Company has been indemnified by the former majority holder of Asphalt Paving to defend against and accept any possible liability. The original potential claim is from the Administrative Receivers for Advance Banking Solutions Limited, a United Kingdom company, for potential claims by Advanced Banking Solutions against Asphalt Paving International, Inc. ("API"), which claims were transferred to the Company when API merged into the Company and are for certain license fees alleged to be owed by API in the amount of 65,000 (UK pounds), plus interest.

ITEM 2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our business and results of operations in conjunction with the consolidated financial statements included herein. The results shown in this 10-QSB are not necessarily indicative of the results we will achieve in any future periods.

REVENUES

Our revenues primarily comprise of licensing and services fees, which we recognize as revenue when the product or services are provided to the client. The unaudited consolidated financial data; is provided for comparative purpose only and does not claim to be indicative of the actual financial position or results of the Company's carry forward operations.

Revenues for the period ended April 30, 2004 was $886,325 representing an increase 185% from $310,092 in the period ended January 31, 2004. The Companies deferred Revenues for the same period slightly decreased from $40,141 to $39,773.

Total Net losses for the three-month period ending April 30, 2004 decreased by $136,541 to $ 531,922, or $0.02 per diluted common share; compared to $668,463 or $.026 per diluted common share for the three-month ending period January 31, 2004.

Revenue mix for the three months ended April 30th, 2004 was attributable to 7.73% from software license fees, 2.0% from maintenance and support, 71.71% from products made up of hardware related goods and 18.49% from Professional Services. This compares to 43.31% from software license fees, 4.57% from maintenance and support fees, and 30.26% from professional service fees for the three month period ended January 31st, 2004. The increase in license revenue was due to higher volume of sales and product compatibility is further developed compared to the previous quarter.

The Cost of Sales associated with the delivery of our solutions is expected to decrease as the repeatable model is implemented with future customers. As a result, the company recognized an above average cost associated for the three-months ended April 30th 2004, due in part to higher than average hardware sales typically resulting in lower industry average margins.

Our sales and marketing expenses consist primarily of compensation and related costs for ramping up efforts around sales, marketing, associated personnel, travel and entertainment and other related costs. We expect sales and marketing expenses to decrease as a percentage of sales as we continue to leverage our reseller relationships and strategic clients to further our sales and marketing initiatives.

SG&A for the three-month period ended April 30th 2004 was $734,771.00 consisting primarily of compensation, Professional fees including both legal and accounting. We expect our general and administrative expenses to decrease as a percentage of our annual revenues in the future if and as revenues increase.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2004, the Company had assets and liabilities of $920,288. Our independent auditors, who audited our financial statements for the period ended July 31, 2003, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholders' deficit. In addition, the Company must deal with the litigation and claims described in Part II Item I of this Form 10-QSB under the heading "Legal Proceedings." In response to these issues, the Company has raised $525,000 in convertible debentures on February 27th 2004. Management believes it is imperative that the Company raise additional funds, to fund the Company's operations and sales and marketing efforts, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended, for itself and its subsidiaries.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also adversely affect our business operations.

If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

We have a limited operating history and are not yet profitable. We are a relatively new public company that is not yet profitable. We expect to continue to have substantial expenses before we earn significant income in excess of our expenses. The establishment of any new business involves expenses, difficulties, complications and delays. It is not possible for anyone, including the company, to predict with certainty what all of these expenses, complications and delays will be. The Company cannot guarantee that it will be able to overcome these obstacles, and cannot guarantee that it will ever be profitable. We continue to incur substantial losses We incurred a loss in the quarter ending April 30th 2004 of $531,922. and our cumulative losses for the nine months period ended April 30, 2004 is $2,043,788.

In the Past we depended upon a limited number of customers. The Company use to depend upon a limited number of customers in the period ended January 30, 2004, and prior. However with the recent acquisition of Waves Consulting Group, (Now Mobile Reach Solutions, Inc.) the Company has taken great strides to minimize that risk during the period ending January 31, 2004 and going forward. The Company anticipates that with the diverse customer based both in the enterprise and small to medium marketplace it's able to withstand customer churn in each of the sectors it's selling too. The Company is however highly dependant upon vendors to supply them with the goods and services it purchases for its customers as part of its complete mobile solution. Examples of some of these vendors are IBM, DELL, Cisco, and Microsoft. Service delays from these vendors might have am impact on the companies' revenues and ability to withstand market shift and supply's level out.

Unless an active trading market develops for our common stock, you may not be able to sell your shares. Although we are a reporting company and our common stock is listed on the Over-the-Counter Bulletin Board, there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained even after we register the shares you purchase. Failure to develop or maintain an active trading market will negatively affect the price of our securities, you may be unable to sell your shares or such sales may lower the market price, and therefore your investment would be a complete or partial loss.

We are subject to the penny stock rules, and therefore you may find it more difficult to sell your securities. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver to the buyer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules, and thus investors in the offering may find it difficult to sell their securities.

Our founders, officers and directors beneficially own approximately 34% of our stock on a fully diluted basis; their interests could conflict with yours; significant sales of stock held by any or all of them could have a negative effect on our stock price; shareholders may be unable to exercise control. As of April 30th, 2004, our founders, officers and directors beneficially owned approximately 34% of our common stock on a fully diluted basis. In addition, employees of the Company own additional shares and rights to acquire shares. As a result, the founders, officers and directors will have significant ability to:

      o     elect or defeat the election of our directors;

      o amend or prevent amendment of our articles of incorporation or bylaws;

      o effect or prevent a merger, sale of assets or other corporate transaction; and

      o control the outcome of any other matter submitted to the stockholders for vote.

As a result of this ownership and position, our founders, officers and directors are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by any or all of our founders, officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Stock ownership by our founders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We do not expect to pay dividends. Therefore, you may not rely on your ownership of our stock as a source of income. We do not anticipate paying cash dividends in the foreseeable future. Therefore, you may not rely on ownership of our stock as a source of income.

Employees

During the period ended April 30, 2004 the Company re-aligned its employees as part of both a cost cutting measure and subsidiary restructuring. We reduced our workforce from 32 employees down to 26 during the period. Of these, twenty-six employees the company has broken them down into their respective subsidiaries:

9 work directly within Mobile Reach Technologies, Inc., as follows:

-     One in Management & Administrative
-     Two in Sales and Marketing
-     Six in Development and Technology

9 work within the second subsidiary, Mobile Reach Solutions, Inc. formally Waves Consulting Group, Inc., as follows:

-     Two Management & administrative
-     Four in Telecom Engineers and Support Staff.
-     Three in Sales and Marketing

The balance of the companies' employees (eight), work for the parent company, Mobile Reach International, Inc. as executive and administrative. The Company continues to owe some of its past employees approximately $191,000 of accrued salary. The Company continues to raise capital and generate revenues to pay accrued salary and future salaries of current and future employees as necessary to retain and recruit the personnel the Company requires to achieve its goals.

The Company Accounts Receivable for the period ended April 30, 2003, increased $256,939.00 from $395,629.00 to $652,568.00. The increase in the Companies receivables is a directly attributed to the increase in new customers both subsidiaries garnered during the quarter. See the Management Discussion and Analysis for additional notes.

                 PART II. Information not Required in Prospectus

ITEM 24. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

      The Company's certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

      The Company's bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. Other Expenses of Issuance and Distribution

      SEC Registration Fee..............................     $236.83
      Blue Sky Fees and Expenses*.......................     $3,000.00
      Legal Fees and Expenses...........................     $20,000.00
      Printing and Engraving Expenses...................     $1,000.00
      Accountants' Fees and Expenses....................     $31,812.00
      Miscellaneous.....................................     $499.17
      Total.............................................     $56,548.00

----------
*     Estimated.

ITEM 26. Recent Sales of Unregistered Securities.

      During the past three years, the Company has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated thereunder, relating to sales by an issuer not involving any public offering. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restricted legend permitting the transfer thereof only upon registration of the shares or an exemption under said Act.

      On July 25, 2003, the Company was incorporated in the State of Delaware. On July 30, 2003, Asphalt Paving International, Inc., a Florida corporation, ("API") merged into the Company, with the Company as the surviving company of the merger. Immediately after the merger all the 5,112,460 shares of the Company's common stock were owned by the shareholders of API in the same percentage ownership they owned shares of API immediately prior to the merger.

      On July 31, 2003, Mobile Reach International acquired all the outstanding shares of Mobile Reach Technologies, Inc., a North Carolina corporation ("MRT"), through a share exchange in which it issued 18,523,628 shares of its common stock to the shareholders of MRT. The effect of the share exchange was to make MRT a wholly-owned subsidiary of MRT and to change control of the Company. In addition, the Company assumed outstanding options and warrants to purchase 4,766,472 shares of common stock, which are held by former holders of options and warrants to purchase MRT common stock.

      During the fiscal quarter ended October 31, 2003, the Company issued a total of 911,335 shares of its common stock to four accredited investors, with 142,857 shares issued at a price per share equal to $0.21, 192,308 shares issued at a price per share equal to $0.13, 476,190 shares issued at a price per share equal to $0.21 and 100,000 shares issued at a price per share equal to $0.25.

      During the fiscal quarter ended January 31, 2004, the Company issued a total of 866,670 shares of its common stock to 12 accredited investors at a price per share equal to $0.21 and 1,150,000 shares to five accredited investors at a price per share equal to $0.20. The Company also issued a total of 400,000 shares of its common stock to two employees who had exercised options granted pursuant to the Company's 2003 Equity Compensation Plan (the "Equity Plan") with an exercise price of $0.0001 per share. In addition, the Company granted options to purchase 3,350,000 shares of common stock under the Equity Plan to certain of its employees, directors and/or consultants during this time period.

      On March 15, 2004, pursuant to a Securities Purchase Agreement, dated as of February 27, 2004 the Company issued 5% Convertible Debentures in the aggregate principal amount of $525,000, with a conversion price equal to $0.16 per share. In connection therewith the Company issued 453,125 shares of common stock in satisfaction of certain debt and warrants to purchase 1,599,064 shares of common stock with an exercise price equal to $0.32.

      During the fiscal quarter ended April 30, 2004, the Company issued a total of 2,320,000 shares of its common stock to four accredited investors at a price per share equal to $0.20. The Company issued 1,300,000 shares of its restricted common stock to an officer, Mr. Bendixsen, at a price per share equal to $0.0001. The Company also issued a total of 433,299 shares of its common stock to seven employees who had exercised options granted pursuant to the Equity Plan with an exercise price of $0.0001 per share and an additional 16,666 shares of common stock to an employee who exercised an option under the Equity Plan with an exercise price of $0.23 per share. In addition, the Company granted options to purchase 990,000 shares of common stock to certain of its employees, directors and/or consultants during this time period as well as one-year warrants to purchase 1,200,000 shares of common stock to three consultants.

      During the fiscal quarter ended July 31, 2004, the Company granted options to purchase 286,666 shares of common stock to certain of its employees, directors and/or consultants.

ITEM 27.  Exhibits.

Exhibit No.       Description
-----------       -----------

                                                                              Incorporated by Reference To
                                                                              ----------------------------
 Exhibit                                                            Registrant's                 Exhibit      Filed
   No.                         Description                              Form         Filed       Number      Herewith
   ---                         -----------                              ----         -----       ------      --------

    2.1  Articles of Merger dated July 30, 2003 between
         Registrant and Asphalt Paving International, Inc.              8-K         08/14/03       2.1

    2.2  Articles of Share Exchange dated July 31, 2003 between
         Registrant and Mobile Reach Technologies, Inc.                 8-K         08/14/03       2.2

    2.3  Agreement and Plan of Merger dated December 17, 2003 by and among the Registrant, Waves Consulting Group, Inc.,
         MRI Acquisition Corp. and the sole shareholders of Waves
         Consulting Group, Inc                                          8-K         12/29/04       2.3

    3.1  Certificate of Incorporation of Registrant.                    8-K         08/14/03       3.1

    3.2  Bylaws of Registrant.                                          8-K         08/14/03       3.2

   10.1  2003 Equity Compensation Plan of Registrant.                   8-K         08/14/03      10.1

   10.2  Executive Employment Agreement between Mobile Reach
         Technologies, Inc. and Michael Hewitt dated December 23,
         2002.                                                          8-K         08/14/03      10.2

   10.3  Special Terms and Conditions of Employment between
         Mobile Reach Technologies, Inc. and Michael Hewitt dated
         December 23, 2002.                                             8-K         08/14/03      10.3

   10.4  Amended Standard Terms of Employment between Mobile
         Reach Technologies, Inc. and Mark Lloyd dated January 1,
         2003                                                           8-K         08/14/03      10.4

   10.5  Amended Special Terms and Conditions of Employment
         between Mobile Reach Technologies, Inc. and Mark Lloyd,
         dated January 1, 2003                                          8-K         08/14/03      10.5

   10.6  Securities Purchase Agreement dated February 27, 2004
         among the Registrant and the investors signatory thereto.                                              X

   10.7  Registration Rights Agreement dated February 27, 2004
         and the investors signatory thereto.                                                                   X

   10.8  Form of Debenture issued pursuant to the February 27,
         2004 Securities Purchase Agreement.                                                                    X

   10.9  Form of Warrant issued pursuant to the February 27, 2004
         Securities Purchase Agreement.                                                                         X

   16.1  Letter of Independent Auditor.                                 8-K         10/03/03      16.1

   21.1  Subsidiaries.                                                 10-K         10/30/03      21.1

ITEM 28. Undertakings

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Cary, State of North Carolina, on August 31, 2004.

                            MOBILE REACH INTERNATIONAL, INC.

                            By:
                                --------------------------------
                                Alan Christopher Johnson
                                Interim Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Mark J. Lloyd and Alan Christopher Johnson, and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

          Signature                 Title                            Date
          ---------                 -----                            ----

/s/ Alan Christopher Johnson  Interim Chief Executive          August 31, 2004
----------------------------  Officer and Director
Alan Christopher Johnson      (Principal Executive
                              Officer)

/s/ Michael Le                Chairman of the Board            August 31, 2004
----------------------------  of Directors
Michael Le

/s/ Mark J. Lloyd             Director                         August 31, 2004
----------------------------
Mark J. Lloyd


                                      S-1